Exhibit 99.4

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GARDNER DENVER HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

22 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202

March 26, 2019

Dear Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Gardner Denver Holdings, Inc. (the “Annual Meeting”) to be held on Thursday, May 9, 2019 at 10:00 a.m., Central Daylight Time at the Westin Milwaukee, 550 N. Van Buren Street, Milwaukee, Wisconsin 53202. For those who cannot attend in person, we are pleased to offer a virtual stockholder meeting, which will be conducted via live audio webcast, in which you can submit questions and vote online, at www.virtualshareholdermeeting.com/GDI2019.

As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of the Annual Meeting and conserves natural resources. We sent a Notice of Internet Availability of Proxy Materials on or about March 26, 2019 to our stockholders of record at the close of business on March 13, 2019. The notice contains instructions on how to access our Proxy Statement and 2018 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Thank you for your continued support of Gardner Denver Holdings, Inc.

Sincerely,

Peter M. Stavros
Chairman of the Board of Directors

Vicente Reynal
Chief Executive Officer, Director

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS OF GARDNER DENVER HOLDINGS, INC.

Date	Thursday, May 9, 2019
Time	10:00 a.m. Central Daylight Time
Place	Westin Milwaukee 550 N Van Buren Street Milwaukee, Wisconsin 53202
Record date
March 13, 2019. Only stockholders of record at the close of business on March 13, 2019, are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held at that time.

Items of business	(1) To elect the three director nominees listed herein.
(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.
(3) To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
Virtual meeting	You may also vote at the Annual Meeting via the Internet by visiting www.virtualshareholdermeeting.com/GDI2019 and following the instructions.

You have three options for submitting your vote before the Annual Meeting:

•	Internet, through computer or mobile device such as a tablet or smartphone;
•	Telephone; or
•	Mail.

Please vote as soon as possible to record your vote promptly, even if you plan to attend the Annual Meeting in person or via the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Thursday, May 9, 2019: The Proxy Statement and 2018 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2018, are available at www.proxyvote.com.

By Order of the Board of Directors,

Andrew Schiesl
Corporate Secretary
March 26, 2019
Milwaukee, Wisconsin

222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2019

GENERAL INFORMATION

Why am I being provided with these materials?

We first sent a Notice of Internet Availability of Proxy Materials and made these proxy materials available to you via the Internet on or about March 26, 2019 or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the/ solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Gardner Denver Holdings, Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on May 9, 2019 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares in person or to attend the virtual annual meeting and vote your shares via the Internet in accordance with the instructions at www.virtualshareholdermeeting.com/GDI2019.

What am I voting on?

There are two proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the three director nominees listed in this Proxy Statement (the “Nominee Proposal”).
•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019 (the “Ratification Proposal”).

Who is entitled to vote?

Stockholders as of the close of business on March 13, 2019 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 200,408,868 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);
•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and
•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, the Nominee Proposal is considered a non-discretionary matter and a broker will lack the authority to vote shares at his/her discretion on such proposal. The Ratification Proposal is considered a discretionary matter and a broker will be permitted to exercise his/her discretion.

How many votes are required to approve each proposal?

With respect to the Nominee Proposal, each director is elected at the Annual Meeting by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

With respect to the Ratification Proposal, approval of such proposal requires a vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal.

How are votes counted?

With respect to the Nominee Proposal, you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote “for” or “against” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of the Nominee Proposal.

With respect to the Ratification Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” the Ratification Proposal.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and “FOR” the Ratification Proposal as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.
•	“FOR” the Ratification Proposal.

How can I attend the Annual Meeting in person?

You are entitled to attend the Annual Meeting only if you are a stockholder as of the close of business on March 13, 2019, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of Gardner Denver Holdings, Inc. stock on the record date. This can be any of the following:

•	A brokerage statement or letter from a bank or broker indicating ownership on March 13, 2019;
•	The Notice of Internet Availability of Proxy Materials;
•	A printout of the proxy distribution email (if you received your materials electronically);
•	A proxy card;
•	A voting instruction form; or
•	A legal proxy provided by your broker, bank, or nominee.

Stockholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

For directions to the meeting, you may contact Vikram Kini at (414) 212-4753 or vikram.kini@gardnerdenver.com.

How can I attend and vote at the Virtual Annual Meeting?

You may also attend this year’s Annual Meeting via the Internet. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/GDI2019. If you were a stockholder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote electronically if you attend the Annual Meeting via the Internet. A summary of the information you need to attend the Annual Meeting via the Internet is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/GDI2019;
•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/GDI2019 on the day of the Annual Meeting;
•	Stockholders may vote and submit questions while attending the Annual Meeting via the Internet;
•	You will need your 16-Digit Control Number to enter the Annual Meeting; and
•	Webcast replay of the Annual Meeting will be available in the Investors section of our website after the meeting.

How can I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet —If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.
•	By Telephone —If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.
•	By Mail —You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time on May 8, 2019 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than May 8, 2019.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Company’s Corporate Secretary at Gardner Denver Holdings, Inc., 222 East Erie Street, Suite 500, Milwaukee, Wisconsin 53202 prior to your shares being voted, or by attending the Annual Meeting in person or via the Internet and voting. Attendance at the meeting in person or via the Internet will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instructions it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting in person or via the Internet and voting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes. Vicente Reynal, John Humphrey and Joshua T. Weisenbeck constitute a class with a term that expires at the Annual Meeting of Stockholders in 2019 (the “Class II Directors”); Brandon F. Brahm, William P. Donnelly, Marc E. Jones and Nickolas Vande Steeg constitute a class with a term that expires at the Annual Meeting of Stockholders in 2020 (the “Class III Directors”); and Peter M. Stavros, Elizabeth Centoni, William E. Kassling and Michael V. Marn constitute a class with a term that expires at the Annual Meeting of Stockholders in 2021 (the “Class I Directors”).

Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated the following slate of nominees for a three-year term expiring in 2022: John Humphrey, Vicente Reynal and Joshua Weisenbeck. Action will be taken at the Annual Meeting for the election of these three Class II nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of John Humphrey, Vicente Reynal and Joshua Weisenbeck. If any of these three nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2019

The following information describes the offices held, other business directorships, the class and term of each director nominee, as well as the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the director nominee should serve as a director. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

		Class II – Nominees for Term Expiring in 2022

Name	Age	Principal Occupation and Other Information
Vicente Reynal	44
Vicente Reynal has served as our Chief Executive Officer since January 2016, and has also been a member of our board of directors since January 2016. Mr. Reynal is responsible for leading the Company and driving its overall growth and profitability as a global supplier of innovative and application-critical flow control products, services and solutions. Mr. Reynal joined Gardner Denver in May 2015 as the President of our Industrials segment. Before joining Gardner Denver, Mr. Reynal spent 11 years at Danaher Corporation, a designer and manufacturer of professional, medical, industrial and commercial products and services, where he most recently served as the Group President of Dental Technologies from December 2013 to May 2015, leading the KaVo Kerr Group. Mr. Reynal also held various other executive positions at Danaher Corporation, including as the President of the Ormco business from October 2011 to December 2013, President of the Pelton & Crane, KaVo business from 2007 to 2011 and Vice President of Global Operations for the Danaher Motion Platform from 2004 to 2007. Prior to joining Danaher, Mr. Reynal served in various operational and executive roles at Thermo Fisher Scientific and AlliedSignal Corp. (which merged with Honeywell, Inc. to become Honeywell International, Inc. in 1999). Mr. Reynal holds a Bachelor of Science degree in Mechanical Engineering from Georgia Institute of Technology and Master of Science degrees in both Mechanical Engineering and Technology & Policy from Massachusetts Institute of Technology.

Mr. Reynal has 22 years of experience in corporate strategy, new product development, general management processes and operations leadership with companies in the industrial, energy and medical industries.

		Class II – Nominees for Term Expiring in 2022

Name	Age	Principal Occupation and Other Information
John Humphrey	53
John Humphrey has been a member of our Board since February 2018. In 2017, Mr. Humphrey retired from Roper Technologies, a company that designs and develops software and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide. At Roper, he served from 2011 to 2017, as Executive Vice President and Chief Financial Officer, and from 2006 to 2011, as Vice President and Chief Financial Officer. Prior to joining Roper, Mr. Humphrey spent 12 years with Honeywell International, Inc. and its predecessor company, AlliedSignal, in a variety of financial leadership positions. Mr. Humphrey’s earlier career included six years with Detroit Diesel Corporation, a manufacturer of heavy-duty engines, in a variety of engineering and manufacturing management positions. He is a member of the Board of Directors of EnPro Industries, Inc. and Owens-Illinois, Inc. Mr. Humphrey received a B.S. in Industrial Engineering from Purdue University and an M.B.A. from the University of Michigan.

Mr. Humphrey has many years of experience at manufacturing companies, including experience as the chief financial officer and board member of a publicly held company.

Joshua T. Weisenbeck	37
Joshua T. Weisenbeck has been a member of our board of directors since July 2013. Mr. Weisenbeck joined KKR in 2008, and is a Member of KKR and part of the Industrials private equity team at KKR. He has been actively involved with the investments in Gardner Denver, Capsugel, Capital Safety, Hyperion Materials & Technologies, Minnesota Rubber and Plastics, and GeoStabilization International, as well as having portfolio company responsibility for BrightView. In addition, he serves on the board of directors of Hyperion Materials & Technologies, Minnesota Rubber and Plastics, GeoStabilization International and BrightView, and was formerly a director of Capsugel and Capital Safety. Prior to joining KKR, Mr. Weisenbeck was with Onex Corporation from 2006 to 2008, focusing on Industrials private equity transactions, including Onex’s investment in Allison Transmission. Prior to Onex, he worked for Lazard Freres & Co. in its Power & Energy group from 2004 to 2006, where he was involved in a number of merger and acquisition transactions. He holds a Bachelor of Arts with honors, magna cum laude, from Williams College.

Mr. Weisenbeck is a representative appointed by affiliates of KKR, our principal stockholder, and has significant financial, investment and operational experience from his involvement in KKR’s investments in numerous portfolio companies and has played active roles in overseeing those businesses.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships, the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year, as well as the experiences, qualifications, attributes or skills that caused the Board to determine that the director should serve as a director. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

		Class III - Directors Whose Term Expires in 2020

Name	Age	Principal Occupation and Other Information
Brandon F. Brahm	34
Brandon F. Brahm has been a member of our board of directors since July 2013. Mr. Brahm has been a member of the Industrials private equity team at KKR since 2010. He has been actively involved with the investments in Capital Safety, Gardner Denver, The Crosby Group, and GeoStabilization International. In addition, he serves on the board of directors of The Crosby Group and GeoStabilization International and was formerly a director of Capital Safety. Prior to joining KKR, he was with Goldman Sachs in New York, where he was involved in a variety of merger, acquisition, financing and other corporate advisory transactions in the financial institutions group. He holds a Bachelor of Science in Finance from the Leonard N. Stern School of Business at New York University.

Mr. Brahm is a representative appointed by affiliates of KKR, our principal stockholder, and has significant financial, investment and operational experience from his involvement in KKR’s investments in numerous portfolio companies and has played active roles in overseeing those businesses.

William P. Donnelly	57
William P. Donnelly has been a member of our board of directors since May 2017. Mr. Donnelly joined Mettler-Toledo International Inc. in 1997 and from 2014 until his retirement in December, 2018, was its Executive Vice President responsible for finance, investor relations, supply chain and information technology. From 1997 to 2002 and from 2004 to 2014, Mr. Donnelly served as Mettler-Toledo’s Chief Financial Officer. From 2002 to 2004, he served as division head of Mettler-Toledo’s product inspection and certain lab businesses. From 1993 to 1997, Mr. Donnelly served in various senior financial roles, including Chief Financial Officer, of Elsag Bailey Process Automation, NV and prior to that, he was an auditor with PricewaterhouseCoopers LLP from 1983 to 1993. Mr. Donnelly serves on the Executive Committee of John Carroll University’s Board of Trustees. Mr. Donnelly received a Bachelor of Science in Business Administration from John Carroll University.

Mr. Donnelly has many years of experience as the chief financial officer of a publicly held company.

Marc E. Jones	60
Marc E. Jones has been a member of our board of directors since December 2018. Mr. Jones has served as Chief Executive Officer and Chairman of Aeris Communications, Inc., a provider of machine to machine and Internet of Things communications services, since 2008. Before joining Aeris Communications, he served as President and Chief Executive Officer of Visionael Corporation, a network service business

		Class III - Directors Whose Term Expires in 2020

Name	Age	Principal Occupation and Other Information

software and service provider, from 1998 to 2005, President and Chief Operating Officer of Madge Networks, a supplier of networking hardware, from 1994 to 1998, Senior Vice President, Integrated System Products of Chips and Technologies, Inc., one of the first fabless semiconductor companies, from 1987 to 1993, and Senior Vice President, Corporate Finance of LF Rothschild, Unterberg, Towbin, a merchant and investment banking firm, from 1985 to 1987. Mr. Jones began his career at the law firm Pillsbury, Madison & Sutro. Mr. Jones holds both a Bachelor of Arts in Political Science and a Juris Doctor from Stanford University.

Mr. Jones has held senior leadership roles, including chief executive officer, at several technology companies and also has experience in senior financial leadership roles and a background in law.

Nickolas Vande Steeg	76
Nickolas Vande Steeg has been a member of our board of directors since August 2013. He served for 34 years at Parker Hannifin Corporation, a global supplier of innovative engineered products, in positions of increasing responsibility culminating as President, Chief Operating Officer and Board Member from 2004 to 2007. Mr. Vande Steeg is a Board member of Pure Safety Group, Chairman of the Board of Trustees of Los Angeles Pacific University, board member of several non-profits, and a minority partner in a Major League Baseball team. He is also a director and partial owner of Pacific Design Technologies, an Aerospace thermal management supplier, since 2015. He obtained a Bachelor of Science in Industrial Technology from the University of California and a Master of Business Administration from Pepperdine University. Mr. Vande Steeg was awarded the Shingo Lean Leadership Management Award in 2006.

Mr. Vande Steeg has many years of experience as president, chief operating officer and board member of a publicly held engineered products company.

		Class I – Directors Whose Term Expires in 2021

Name	Age	Principal Occupation and Other Information
Peter M. Stavros	44
Peter M. Stavros has been a member of our board of directors since July 2013. Mr. Stavros joined Kohlberg Kravis and Roberts & Co. L.P. (“KKR”) in 2005 and is a Member of KKR and head of its Industrials private equity team. He also became a member of KKR’s Americas Investment Committee in September 2013 and KKR’s Healthcare Growth Investment Committee in 2016. Prior to taking over responsibility for the Industrials sector in 2010, Mr. Stavros was a member of KKR’s Healthcare investment team. During that time, he was actively involved with the investment in HCA and, since assuming responsibility for the Industrials sector, has been actively involved with the investments in Capsugel, Capital Safety, Gardner Denver, The Crosby Group, CHI Overhead Doors, Hyperion Materials, Geostabilization International and Minnesota Rubber & Plastics. Prior to

		Class I – Directors Whose Term Expires in 2021

Name	Age	Principal Occupation and Other Information

joining KKR, Mr. Stavros was with GTCR Golder Rauner from 2002 to 2005, where he was involved in the execution of numerous investments in the health care sector. He holds a Bachelor of Science in Chemistry, magna cum laude, from Duke University and a Master of Business Administration with high distinction, Baker Scholar, from Harvard Business School.

Mr. Stavros is a representative appointed by affiliates of KKR, our principal stockholder, and has significant financial, investment and operational experience from his involvement in KKR’s investments in numerous portfolio companies and has played active roles in overseeing those businesses.

Elizabeth Centoni	54
Elizabeth Centoni has been a member of our board of directors since December 2018. Ms. Centoni joined Cisco Systems, Inc., an internet technology company, in 2000, and since April 2018 has been Senior Vice President, General Manager of Cisco’s IoT Business Group. Prior to that, Ms. Centoni spent two years as the Senior Vice President, General Manager of Cisco’s Computing Systems Product Group. From 2000 to 2016, Ms. Centoni served in numerous engineering senior leadership roles at Cisco, including Vice President, Engineering Strategy and Portfolio Planning and Vice President, General Manager of the Service Provider Access Group. Ms. Centoni holds a Bachelor of Science in Chemistry from the University of Mumbai and an M.B.A. in Marketing from the University of San Francisco.

Ms. Centoni has significant experience in senior leadership roles at a publicly held technology company.

William E. Kassling	75
William E. Kassling has been a member of our board of directors since August 2013. He has served as Lead Director of Wabtec Corporation, a manufacturer of braking equipment and other parts for locomotives, freight cars and passenger rail cars, since 2013. Mr. Kassling also previously served as President and Chief Executive Officer of Wabtec Corporation from 1990 until 2001 and 2004 to 2006, and served as Chairman from 2009 to 2013. Before leading a management group in the purchase of Wabtec Corporation from American Standard in 1990, Mr. Kassling spent six years overseeing its operations as American Standard’s Vice President, Group Executive, Railway Products Group. Prior to that, between 1978 and 1984, he served American Standard Incorporated first as Vice President, Strategic Planning and Development and later as Vice President, Group Executive and Building Specialties Group. In addition to Wabtec Corporation, Mr. Kassling is a board member of The Crosby Group, Pacific Design Technologies, the Pittsburgh Penguins and the Texas Rangers and served as a board member of Parker Hannifin Corporation from 2001 to 2015. He is also a member of the advisory board of the University of Pittsburgh Cancer Institute. Mr. Kassling holds a Master of Business Administration from the University of Chicago and a Bachelor of Science degree in Industrial Management from Purdue University.

		Class I – Directors Whose Term Expires in 2021

Name	Age	Principal Occupation and Other Information
		Mr. Kassling has many years of experience at manufacturing companies, including experience as chief executive officer and chairman of the board of a publicly held company.

Michael V. Marn	66
Michael V. Marn has been a member of our board of directors since August 2013. Mr. Marn has served as an Industry Advisor in KKR’s Industrials private equity team, specializing in industrial marketing since 2010. From 1977 until his retirement in 2010, he was a Partner at McKinsey & Company. As a leader in McKinsey’s worldwide marketing practice, Mike focused primarily on business-to-business clients, and split his time between assisting clients and leading research and development efforts. He also served as the Chairman of the American Red Cross Northeast Ohio Region. Mr. Marn holds a Bachelor of Arts from Hiram College and a Masters in Management Science from Case Western Reserve University.

Mr. Marn has many years of experience as a senior partner at a consulting company and has been involved in KKR’s investments in industrial companies.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Our Board evaluates the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders. Our Board and management value the perspective of our stockholders and encourage stockholders to communicate with the Board as described under “―Communications with the Board” below.

Communications with the Board

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation or Nominating and Corporate Governance Committee or the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 222 East Erie Street, Suite 500, Milwaukee, Wisconsin 53202.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and New York Stock Exchange (“NYSE”) rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board of Directors has determined that each of Messrs. Stavros, Brahm, Donnelly, Humphrey, Jones, Kassling, Marn, Vande Steeg and Weisenbeck and Ms. Centoni is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Messrs. Donnelly, Humphrey and Kassling is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each of Messrs. Stavros, Vande Steeg and Weisenbeck is “independent” for purposes of Section 10C(a)(3) of the Exchange Act.

Board Structure

Our Board of Directors is led by Mr. Stavros, our Chairman. The Chief Executive Officer position is currently separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Stavros serves as Chairman, while Mr. Reynal serves as our Chief Executive Officer.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William P. Donnelly	X, Chair
John Humphrey	X		X
William E. Kassling	X
Peter M. Stavros		X, Chair	X, Chair
Nickolas Vande Steeg		X
Joshua T. Weisenbeck		X	X

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During 2018, the Board held six meetings and acted two times by unanimous written consent. During 2018, (i) the Audit Committee held five meetings and acted no times by unanimous written consent; (ii) the Compensation Committee held five meetings and acted two times by unanimous written consent; and (iii) the Nominating and Corporate Governance Committee held four meetings and acted no times by unanimous written consent. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served). All nine directors serving at the time of last year’s annual meeting attended last year’s annual meeting of stockholders.

Audit Committee

Our Audit Committee consists of Messrs. Donnelly, Humphrey and Kassling, with Mr. Donnelly serving as Chair. All members of the Audit Committee have been determined to be “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Messrs. Donnelly and Humphrey qualify as audit committee financial experts as defined by applicable Securities Exchange Commission (the “SEC”) regulations. The Board reached its conclusion as to Mr. Donnelly’s qualification based on, among other things, Mr. Donnelly’s experience as the Chief Financial Officer of Mettler-Toledo International Inc. and as an auditor with PriceWaterhouseCoopers LLP. The Board reached its conclusion as to Mr. Humphrey’s qualification based on, among other things, Mr. Humphrey’s experience as the Chief Financial Officer of Roper Technologies.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.gardnerdenver.com under Investors: Corporate Governance: Governance Documents: Audit Committee Charter, and include the following:

•	overseeing the adequacy and integrity of our financial statements and our financial reporting disclosure practices;
•	overseeing the soundness of our system of internal controls to assure compliance with financial and accounting requirements, our system of disclosure controls and procedures and compliance with ethical standards adopted by the Company;
•	retaining and reviewing the qualifications, performance and independence of our independent auditor;
•	overseeing our guidelines and policies relating to risk assessment and risk management, and management’s plan for risk monitoring and control;
•	overseeing our internal audit function;
•	reviewing and approving or ratifying all transactions between us and any “Related Persons” (as defined in the federal securities laws and regulations) that are required to be disclosed to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934; and
•	reviewing and discussing with management compliance with our Code of Conduct.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC. The Audit Committee also prepares the report of the committee required by the rules and regulations of the SEC to be included in our annual proxy statement.

The charter of the Audit Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Audit Committee has the authority under its charter to engage independent counsel and other advisors as it deems necessary or advisable.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

Our Compensation Committee consists of Messrs. Stavros, Vande Steeg and Weisenbeck, with Mr. Stavros serving as chair. All members of our Compensation Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.gardnerdenver.com under Investors: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	establishing and reviewing the overall compensation philosophy of the Company;
•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;
•	evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;
•	reviewing and approving or making recommendations to the Board on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;
•	reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;
•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;
•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;
•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and
•	reviewing and monitoring all employee retirement, profit sharing and benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of and recommending the Compensation Discussion and Analysis to the Board for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.

For a description of our processes and procedures for the determination of executive and director compensation, see the “Compensation Discussion and Analysis” and “Director Compensation in Fiscal 2018―Description of Director Compensation” sections of this proxy statement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Stavros, Humphrey and Weisenbeck, with Mr. Stavros serving as chair. All members of our Nominating and Corporate Governance Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.gardnerdenver.com under Investors: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include the following:

•	identifying and recommending nominees for election to the Board of Directors;
•	reviewing the composition and size of the Board of Directors;
•	overseeing an annual evaluation of the Board of Directors and each committee;
•	regularly reviewing our corporate governance documents, including our corporate charter and bylaws and Corporate Governance Guidelines;
•	recommending members of the Board of Directors to serve on committees of the Board; and
•	overseeing and approving the management continuity planning process.

The charter of the Nominating and Corporate Governance Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Nominating and Corporate Governance Committee has the authority under its charter to retain outside counsel or other experts as it deems necessary or advisable.

Oversight of Risk Management

The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business, including areas of risk (including cyber risk) and mitigating factors and summarizes these discussions for the Board. The Compensation Committee considers, and discusses with management, management’s assessment of certain risks, including whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.

Our Corporate Governance Guidelines and our Audit, Compensation and Nominating and Corporate Governance Committee charters and other corporate governance information are available on the Corporate Governance page of the Investors section on our website at www.gardnerdenver.com. Any stockholder also may request them in print, without charge, by contacting the Secretary of the Company, 222 East Erie Street, Suite 500, Milwaukee, Wisconsin 53202.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of the Company’s employees, including the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and other persons performing similar functions. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or any other executive officer or director, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code of Conduct may be found on our website at www.gardnerdenver.com under Investors: Corporate Governance: Governance Documents: Code of Conduct.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience and his or her independence of thought and ability to work collegially with the other members of the Board. In addition, the Company endeavors to have a diverse Board of Directors representing a range of experiences in areas that are relevant to the Company’s strategy and business and, as part of any director search process, the Nominating and Corporate Governance Committee and the Board of Directors will, and will request that any search firm hired by it also, consider highly qualified candidates, including women and minorities. The Board does not, however, have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from its members, management, stockholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. In 2018, the Company paid fees to two third party search firms to assist in identifying and evaluating potential candidates for election to our Board. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

The stockholders’ agreement described below under “Transactions with Related Persons” provides that KKR has the right to nominate to our Board a number of designees approximately equal to the percentage of voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors collectively beneficially owned by KKR. Currently, three directors (Messrs. Stavros, Weisenbeck and Brahm) nominated by KKR serve on our Board of Directors.

Mr. Humphrey was first recommended for election to our Board by our non-employee directors and Mr. Reynal was first recommended for election to our Board by our non-employee directors.

In connection with its annual nomination of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in owning and managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours. See the directors’ biographical information set forth above for the important characteristics considered by our Board in determining that our directors should serve as directors of the Company.

This annual director nomination process resulted in the Board’s nomination of the three incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary of the Company, Gardner Denver Holdings, Inc., 222 East Erie Street, Suite 500, Milwaukee, Wisconsin 53202. All recommendations for nomination received by the Secretary of the Company that satisfy our by-law requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. These requirements are also described under the caption “Stockholder Proposals for the 2020 Annual Meeting.”

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers, other than Vicente Reynal, whose biographical information is presented under “Continuing Members of the Board of Directors.”

Name	Age	Principal Occupation and Other Information
Neil D. Snyder	46
Neil D. Snyder has served as our Vice President and Chief Financial Officer since January 2019. Prior to taking on the role of Chief Financial Officer, Mr. Snyder served as our Senior Vice President of Global Finance, Business Development & Planning since August 2018, and before that as our Senior Vice President of Strategy, Business Development & Planning from January 2017 to July 2018. Mr. Snyder joined Gardner Denver in March 2016 as Vice President Strategy & Planning, Industrials segment. Prior to joining Gardner Denver, Mr. Snyder served as Vice President, Head of Financial Planning and Analysis from June 2012 to January 2016 and President, Europe, Middle East and Africa from September 2013 to May 2014 for Capital Safety Inc. the global top producer of fall safety equipment. Previously, Mr. Snyder held various executive roles of increasing responsibility at United Technologies Corporation from 2007 to 2012 and Hewlett-Packard Company from 2002 to 2006. Mr. Snyder began his career at Ernst & Young LLP. Mr. Snyder holds a Bachelor of Science in Accounting from the University of Southern California and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Andrew Schiesl	47
Andrew Schiesl has served as our Vice President, General Counsel, Chief Compliance Officer and Secretary since joining Gardner Denver in December 2013. Mr. Schiesl is responsible for leading the Company’s

Name	Age	Principal Occupation and Other Information

legal, compliance, governance and risk management functions and has global oversight for human resource and compensation matters. Mr. Schiesl served as Vice President and General Counsel of Quad/Graphics, Inc., a commercial printing business, from 2003 until he joined Gardner Denver. Prior to Quad/Graphics, he was Senior Counsel at Harley-Davidson, Inc., after beginning his career practicing law with Foley & Lardner LLP in Milwaukee. Mr. Schiesl received a bachelor’s degree in Political Science and History from the University of Wisconsin-Milwaukee and graduated from the University of Pennsylvania School of Law. He holds a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Enrique Miñarro Viseras	41
Enrique Miñarro Viseras has served as our Vice President and General Manager, Industrials segment EMEA Region since joining Gardner Denver in May 2016. Mr. Miñarro Viseras is responsible for leading all Industrials segment operations including sales, service and manufacturing within Europe and India. Prior to Gardner Denver, Mr. Miñarro Viseras had an extensive fifteen year career at Emerson Network Power and Emerson Industrial Automation, most recently serving as the Managing Director, Emerson Network Power from May 2015 to April 2016. Prior to Managing Director, Mr. Miñarro Viseras held the position of President, Control Techniques for Emerson Industrial Automation from July 2012 to April 2015. Mr. Miñarro Viseras holds a degree in Industrial Engineering from Universidad Politécnica of Valencia, Spain, a Master of Business Administration and a Master of Engineering and Management from Cranfield University, United Kingdom and a Doctorate in Engineering.

Kimberly J. Rubottom	55
Kimberly J. Rubottom has served as our Vice President of Human Resources since January 2015. Ms. Rubottom joined Gardner Denver in January 2014 as Vice President, Industrials segment focusing on Organization Management & Strategy. Prior to joining Gardner Denver, Ms. Rubottom served most recently as Underground Hard Rock Drilling Global Product Manager for Caterpillar Inc. from July 2011 to December 2013. Ms. Rubottom previously held multiple roles with increasing responsibility in Human Resources, Corporate Control, Business Management and Operations/Lean Management at Caterpillar Inc., Bucyrus International, Inc. and DBT GmbH from 1999 through 2011. Ms. Rubottom earned a Bachelor of Business Administration, Accounting and Finance from Clarion University of Pennsylvania.

Michael A. Weatherred	57
Michael A. Weatherred has served as Vice President – Execution Excellence (GDX) since February 2019. Mr. Weatherred joined Gardner Denver in May 2018 as Vice President – Gardner Denver Operating Systems. Prior to joining Gardner Denver, Mr. Weatherred served most recently as Vice President of Growth in the Danaher Business System Office of Danaher Corporation from 2013 to May 2018. Before that, he spent 12 years at Danaher in its Dental and Product ID platforms in various general management, marketing and strategic account roles. Before joining Danaher in 2002, Mr. Weatherred spent time at Honeywell and Black & Decker in various sales, marketing and general management roles. Mr. Weatherred earned a Bachelor of Science in Accounting from Pittsburg State University and a Master of Business Administration from Loyola University.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2019.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the 2018 financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP would perform audit services for the Company.

The following table sets forth the aggregate fees for professional services provided by Deloitte & Touche LLP for the audit of our financial statements for the fiscal years ended December 31, 2018 and 2017 and fees billed for other services rendered by Deloitte & Touche LLP for those periods, all of which were approved by the Audit Committee.

	For the Years Ended December 31, (in thousands)
	2018	2017
Fees:
Audit fees	$4,703	$2,952
Audit Related fees(1)	380	773
Tax fees(2)	277	298
All other fees(3)	327	298
Total	$5,687	$4,321
(1)	Audit related fees include fees related to the Company’s public offerings, and a license for an accounting research tool.
(2)	Tax fees include fees for tax return preparation and review and transfer pricing services.
(3)	All other fees include fees related to professional services rendered in connection with the Company’s issuance of deferred stock units during 2017, and tax advisory services related to acquisitions.

The Audit Committee pre-approved all the services included in this table. The Audit Committee of the Board considered whether providing the non-audit services included in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and our Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

William P. Donnelly, Chair
John Humphrey
William E. Kassling

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Submitted by the Compensation Committee of the Board of Directors:

Peter M. Stavros, Chair
Nickolas Vande Steeg
Joshua T. Weisenbeck

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) outlines our 2018 executive compensation philosophy and objectives, describes the elements of our executive compensation program, and explains how the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) arrived at its compensation decisions for our 2018 named executive officers (“NEOs”) listed below:

NEOs/Executive Officers	Title
Vicente Reynal	Chief Executive Officer (“CEO”)
Neil D. Snyder(1)	Vice President & Chief Financial Officer (“CFO”)
Andrew Schiesl	Vice President, General Counsel, Chief Compliance Officer & Secretary
Enrique Miñarro Viseras	Vice President and General Manager, Industrials Segment EMEA
Philip T. Herndon(2)	Former CFO
(1)	Mr. Snyder served as Senior Vice President of Strategy, Business Development & Planning until August 2018 at which point he became Senior Vice President of Global Finance, Business Development and Planning. Effective January 1, 2019 he was appointed CFO.
(2)	Mr. Herndon retired from his position as CFO effective at the end of the day on December 31, 2018. He remained an employee of the Company until his retirement on February 28, 2019.

Executive Summary

2018 Business Highlights

Gardner Denver management continued to execute strategies in 2018 to further strengthen and grow our business through our first full year as a publicly-traded company. The executive management team’s primary goal was to support long-term valuation creation for our stockholders by continuing to focus on our four key strategic priorities of deploying talent, expanding margins, accelerating growth and allocating capital effectively. Success in delivering on these strategic priorities resulted in strong performance in 2018 and notable year-over-year improvements of certain key metrics, as highlighted below:

•	Revenue of $2.69 billion, up 13% with double-digit growth across all three segments
•	Net income of $269 million and Adjusted EBITDA(1) of $682M, up 1,356% and 21%, respectively
•	Adjusted EBITDA margins of 25.3%, up 170 bps
•	Net Operating working capital as % of Revenue at 24%, a 570 bps improvement
•	Cash flows from operating activities of $445 million, up 122%
•	Free cash flow(2) generation of $392M, up 173%
(1)	See “Item 6. Selected Financial Data” in our Annual Report on Form 10-K for the year ended December 31, 2018 for a reconciliation of Adjusted EBITDA to Net income, the most directly comparable GAAP measure.
(2)	See “Item 6. Selected Financial Data” in our Annual Report on Form 10-K for the year ended December 31, 2018 for a reconciliation of Free Cash Flow to Cash flows from operating activities, the most directly comparable GAAP measure.

2018 Stockholder Engagement and “Say on Pay” Results

We value our stockholders’ perspectives on our business and each year proactively interact with investors through numerous engagement activities. In 2018, these included our annual stockholder meeting, quarterly earnings calls, and various investor conferences and meetings.

At the Company’s annual meeting in May 2018, we received substantial support for our executive compensation program, with over 99% of the stockholders who voted on the “say on pay” proposal approving the compensation of our NEOs, which was consistent with the positive feedback we received in discussions with our stockholders throughout the year. Based on the positive feedback we received from our major stockholders, in addition to the vote result in 2018, and our view that the compensation program is functioning properly, we did not make substantive changes in 2018 to our compensation philosophy or the overall structure of our program. We will continue to keep an open dialogue with our stockholders to ensure that we have a regular pulse on investor perspectives. We hold advisory votes on the compensation of our NEOs every three years; we will hold our next advisory vote on the compensation of our NEOs in 2021.

What Guides Our Program

Executive Compensation Philosophy

Our compensation philosophy is centered on two key tenets: (1) building long-term value for our stockholders, and (2) driving employee engagement. To that end, our executive compensation program is grounded in the following principles:

Attraction and Retention	Enable the Company to attract and retain highly-talented people with exceptional leadership capabilities.
Competitiveness
Provide total compensation opportunity levels that are competitive with those being offered to individuals holding comparable positions at other companies with which we compete for business and leadership talent.

Shareholder Alignment	Deliver majority of compensation through pay elements that are designed to create long-term value for our stockholders (see positioning versus market below), as well as foster a culture of ownership.
Pay for Performance	Ensure that a significant portion of an executive’s total compensation is variable (“at risk”) and dependent upon the attainment of certain specific and measurable business performance objectives.

Compensation Elements

Our compensation philosophy is supported by the following principal pay elements:

Element	Target Positioning vs. Market	Primary Objectives
Base Salary (Cash)	At or Below Median	•	Attract and retain high-performing and experienced individuals
		•	Provide steady source of income
Management Incentive Plan (“MIP”) (Cash Bonus)	At or Below Median	•	Motivate executives to achieve challenging short-term performance goals
		•	Align with annual financial objectives
Long-Term Incentives (Stock Options and RSUs)	50th - 75th percentile	•	Align executives’ interests with those of stockholders
		•	Align with long-term business strategy
		•	Retain executive talent through multi-year vesting schedules
		•	Motivate sustainable performance that creates long-term value for stockholders

The following charts illustrate that a majority of NEO annual Target Total Direct Compensation (“TDC”) is performance-based.

Compensation Governance Practices and Policies

The Compensation Committee has adopted the following practices and policies reflecting what it believes to be a best practices approach to executive compensation.

The Decision-Making Process

The Compensation Committee oversees the executive compensation program for our NEOs. The Committee works closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. For additional information regarding the Committee see “The Board of Directors and Certain Governance Matters―Board Committees and Meetings―Compensation Committee.”

The Role of the Committee. The Compensation Committee ensures that the executive compensation program supports the Company’s business goals and aligns with shareholder interests. The Compensation Committee annually reviews NEO compensation levels by considering various factors, including:

•	The relative importance of each NEO’s role and responsibilities
•	How the NEO has performed relative to these roles and responsibilities
•	Compensation practices of Peer Group companies (as defined below)
•	Overall company performance
•	Succession considerations

The Role of Management. Our CEO makes recommendations to the Compensation Committee regarding compensation for the executive officers other than himself. No member of management participates in discussions with the Compensation Committee regarding his or her own compensation.

The Role of the Independent Consultant. The Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), a compensation consulting firm, to assist us in evaluating the elements and levels of our executive compensation, including base salaries, annual cash incentive awards and equity-based incentives for our executive officers. In March 2019, the Compensation Committee determined that Pearl Meyer is independent from management and that Pearl Meyer’s work has not raised any conflicts of interest. Pearl Meyer reports directly to the Compensation Committee and the Compensation Committee has the sole authority to approve Pearl Meyer’s compensation and may terminate the relationship at any time.

During 2018, Pearl Meyer advised the Committee on a variety of topics, including the formation of a compensation peer group and a competitive market assessment, the development of our executive and non-employee director compensation philosophy and the structure of short- and long-term incentive programs, and assisted with our compensation risk assessment.

Peer Group. The Compensation Committee believes it is important to understand current trends in compensation practices and pay levels for companies that are comparable to Gardner Denver. Together with its independent consultant and input from management, the Compensation Committee developed a compensation Peer Group of 11 companies. Companies chosen are comparable in size, as the Compensation Committee believes size is a key determinant of compensation levels. Companies selected generally have revenue of 1/2x – 2x of Gardner Denver’s revenue and market capitalization of 1/3x – 3x of Gardner Denver’s market capitalization. In addition to size, companies are in comparable industries where we source executive talent. In helping to set compensation levels for 2018, the Compensation Committee used the following Peer Group:

A.O. Smith Corporation	Colfax Corporation	Donaldson Company, Inc.
Flowserve Corporation	Graco, Inc.	IDEX Corporation
Mettler-Toledo International, Inc.	Nordson Corporation	Rotork plc
Xylem, Inc.	The Weir Group plc

The Compensation Committee does not rely solely on data from the Peer Group in establishing compensation levels and practices as highlighted above; however the Compensation Committee generally targets the cash compensation of the NEOs at or below the median of the Peer Group and long-term equity incentive compensation between the 50th and 75th percentile of the Peer Group. Additionally, the Compensation Committee may also consider survey compensation data based on companies of similar size to Gardner Denver.

2018 Executive Compensation Program in Detail

Base Salary

Base salary is the only fixed component of NEO cash compensation. An NEO’s base salary is related to the individual’s level of responsibility and provides them with a level of cash income predictability and stability with respect to a portion of their total compensation. The Compensation Committee believes that base salaries for executives should reflect competitive levels of pay and factors unique to each executive such as experience and breadth of responsibilities, performance, individual skill set, time in the role and internal pay parity. Base salaries are reviewed annually or at other times when appropriate (i.e., promotions, changes in job scope and/or responsibilities, etc.) and may be increased from time to time pursuant to such review. Based on its assessment and consistent with our philosophy to focus on long-term variable pay, the Compensation Committee approved base salary increases in 2018 for two NEOs. Messrs. Reynal, Schiesl and Herndon elected to not receive a salary increase. Mr. Snyder received a base salary increase of 2% in his former role of Senior Vice President of Global Finance, Business Development and Planning, which was consistent with the Company’s broad-based merit increase. Mr. Miñarro Viseras received a base salary increase of 17% to better align his compensation with market competitive levels for his role. See “―Other 2018 Compensation Developments” below for additional information. The following table reflects the base salaries of our NEOs as of December 31, 2018.

	Base Salary as of December 31, 2017	Base Salary as of December 31, 2018	% Increase
Vicente Reynal, Chief Executive Officer	$766,500	$766,500	0%
Neil D. Snyder, Vice President and Chief Financial Officer	$353,000	$360,060	2%
Andrew Schiesl, Vice President, General Counsel, Chief Compliance Officer and Secretary	$460,000	$460,000	0%
Enrique Miñarro Viseras, Vice President and General Manager, Industrials Segment EMEA(1)	$337,814	$389,331	17%
Philip T. Herndon, Former Vice President and Chief Financial Officer	$409,000	$409,000	0%
(1)	Mr. Miñarro Viseras is based in Europe and compensated in Euros. We converted his 2017 base salary (which was 281,500 Euros) to U.S. dollars at an exchange rate of 1.20048, which was the average monthly translation rate for 2017. We converted his 2018 base salary (which was 330,000 Euros) to U.S. dollars at an exchange rate of 1.1798, which was the average monthly translation rate for 2018. The percentage increase in the table above reflects his salary increase in Euros.

Annual Cash Bonus Opportunity

To tie a significant portion of their annual cash compensation to actual performance, each NEO is eligible for an annual cash bonus award under our MIP, based on the achievement of our financial goals for the Company and their respective business units.

A target annual bonus opportunity, expressed as a percentage of an NEO’s base salary in effect at year end, is established annually and may be adjusted from time to time by the Compensation Committee in connection with an NEO’s promotion or performance. The table below shows the 2018 target annual cash bonus opportunities for each of the NEOs.

NEO	Target Bonus Opportunity (as a % of Salary)
Vicente Reynal	100%
Neil D. Snyder	50%
Andrew Schiesl	75%
Enrique Miñarro Viseras	60%
Philip T. Herndon	100%

2018 Performance Measures. The MIP pays out to participants based on levels of performance against financial metrics established by the Compensation Committee. To be eligible for a payout a participant must be employed by the Company through the payment date or have an Approved Retirement (as defined below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control―Treatment of Outstanding Equity Awards in the Event of Termination of Employment or Change in Control―Equity awards granted in 2018”) after the end of the year but before the payment date. To ensure the right level of accountability and line-of-sight, the performance measures vary depending upon the role and responsibility of the NEO. For 2018, annual cash bonus awards for Corporate NEOs (Messrs. Reynal, Snyder, Schiesl and Herndon) were based on the achievement of overall Corporate performance, as described below. Mr. Miñarro Viseras’ annual cash bonus award was based in part on the achievement of overall Industrials Group performance and in part on the achievement of Industrials EMEA performance, as described below, to reflect his leadership of the Industrials EMEA business unit and his ability to impact the overall Industrials Group. A detailed description of the 2018 MIP metrics and the calculation of the actual amounts paid to each of our NEOs are provided below.

We use Adjusted EBITDA (75% of award) as the primary performance measure in the MIP because it provides a reliable indicator of our strategic growth and the strength of our overall financial results. Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, nonrecurring and other adjustment items. In 2018, the Compensation Committee determined it was appropriate to add an operational efficiency metric to balance out our profitability metric. After considering potential metrics, the Committee determined Net Operating Working Capital (defined as Accounts Receivables and Contract Assets + Inventory (excluding LIFO) – Accounts Payable – Contract Liabilities) as a Percentage of Revenue (25% of award) is a valid and widely understood metric to measure operational efficiency.

For our Corporate NEOs, Corporate performance against the Adjusted EBITDA metric is determined by the weighted average of the payout percentages associated with achievement against the Adjusted EBITDA targets for the “MIP Business Units.” Corporate performance against the Net Operating Working Capital as a Percentage of Revenue metric is determined by the payout percentage associated with achievement against the Net Operating Working Capital as a Percentage of Revenue target for the Company. The “MIP Business Units” include Energy P&IP, Energy Nash/Garo, Energy Emco, Industrials Americas, Industrials EMEA, Industrials APAC, Medical and Runtech. We believe the Adjusted EBITDA and Net Operating Working Capital as a Percentage of Revenue targets set in 2018 provided reasonably achievable, but challenging goals for our NEOs and the other MIP participants at the Corporate level.

For our NEO at the Industrials Group level, Mr. Miñarro Viseras, performance against the Adjusted EBITDA metric is determined by the average of the payout percentages associated with achievement against the Industrials Group and the Industrials EMEA targets. Performance against the Net Operating Working Capital as a Percentage of Revenue metric is determined by the payout percentage associated with achievement against the Net Operating Working Capital as a Percentage of Revenue target for the Industrials Group, which could range from 50% for threshold performance, to 100% for target performance, to a maximum of 200% for performance significantly above target (with the payout percentage for performance between such levels determined on a linear basis). We believe the Adjusted EBITDA and Net Operating Working Capital as a Percentage of Revenue targets provided reasonably achievable, but challenging goals for Mr. Miñarro Viseras and the other MIP participants at the Industrials Group level.

The following table details the payout percentage associated with a corresponding performance level against the Adjusted EBITDA targets for our NEOs at both the Corporate and Industrials Group level and against the Net Operating Working Capital as a Percentage of Revenue targets for our NEOs at the Corporate level:

Performance Level	Adjusted EBITDA Performance % of Target	Net Operating Working Capital % of Revenue (Total Company)	Payout % of Target
Below Threshold	<90%	>25.6%	0%
Threshold	90%	25.6%	50%
Target	100%	24.6%	100%
Maximum	110%	20.1%	200%

No cash incentive award would have been paid to our NEOs whose awards were based on overall Corporate performance unless actual performance for fiscal 2018 for at least one of the MIP Business Units was at or above 90% of the applicable Adjusted EBITDA target (or, in the case of Mr. Miñarro Viseras, if the performance of our Industrials segment for 2018 was at or above the Adjusted EBITDA target for our Industrials segment). Adjusted EBITDA results are adjusted to the extent that actual foreign exchange rates by country differ by more than 5% of budgeted foreign exchange rates. For performance percentages between the levels set forth above, the resulting payout percentage is adjusted on a linear basis. In addition to setting Adjusted EBITDA targets for our business units, we set an annual corporate expense budget each year and any difference between actual and budgeted corporate expense may be allocated to the Adjusted EBITDA at our business units at the discretion of the Compensation Committee. While there are no individual goals for purposes of MIP award payments, the Compensation Committee, on the recommendation of Mr. Reynal, may adjust an incentive payment upward or downward for performance-related reasons for other NEOs. In addition, the Compensation Committee has discretion to adjust MIP award payments for unanticipated events. For 2018, the Compensation Committee did not make any discretionary adjustments to the calculated MIP award payments for our NEOs.

The following table sets forth our actual payout percentage achieved with respect to each performance metric applicable to our NEOs and illustrates the calculation of the annual cash incentive awards payable to our NEOs under the 2018 MIP in light of these performance results.

				Adjusted EBITDA (75%)		Net Operating Working Capital % of Revenue (25%)
NEO(1)	2018 Base Salary	Target Bonus %	Target Bonus Amount	Wtd. Average of MIP Business Units	Industrials EMEA (50%) and Industrials (50%)	Corporate	Industrials	Overall Payout Factor	2018 Bonus Payout
Vicente Reynal	$766,500	100%	$766,500	54.1%	—-	112.5%	—-	69%	$528,885
Neil D. Snyder	$360,060	50%	$180,030	54.1%	—-	112.5%	—-	69%	$124,221
Andrew Schiesl	$460,000	75%	$345,000	54.1%	—-	112.5%	—-	69%	$238,050
Enrique Miñarro Viseras(2)	$389,331	60%	$233,598	—	78.4%	—-	193.3%	107%	$249,950
(1)	In connection with Mr. Herndon’s retirement from the Company, he was not eligible to receive any payment under the 2018 MIP.
(2)	Mr. Miñarro Viseras is based in Europe and compensated in Euros. We converted his MIP award payment amount to U.S. dollars at an exchange rate of 1.1798, which was the average monthly translation rate for 2018.

Long-Term Equity Incentive Awards

Our long-term incentive awards, established through our Gardner Denver Holdings, Inc. 2017 Omnibus Incentive Plan (our “2017 Omnibus Incentive Plan”), are intended to drive executives to deliver strong stock performance, align our executives’ experience with that of our stockholders and to attract and retain highly-qualified executives. As a newly public company with a history of equity awards of which a significant portion would vest in 2018, it was determined that grants made in 2018 should have an extended vesting schedule and vest in equal installments on each of the second, third, fourth and fifth anniversaries. It was also determined that awards made in subsequent years would vest in equal annual installments on each of the first, second, third and fourth anniversaries of the grant date. The details of these awards are as follows:

•	50% in the form of stock options, which vest in 25% increments over a four-year period. Stock options have a ten-year term. Stock options only deliver value when the stock price increases above the exercise price.
•	50% in the form of Restricted Stock Units (“RSUs”), which vest in 25% increments over a four-year period. We believe RSUs serve as a strong retention tool, instill a sense of ownership for our executives and focus them on managing the Company from the long-term perspective of an owner.

Target value for annual equity award grants made in February 2018 for each NEO are shown below.

Executive	Stock Options (50%)	RSUs (50%)
Vicente Reynal	$2,000,000	$2,000,000
Neil D. Snyder	$200,000	$200,000
Andrew Schiesl	$337,500	$337,500
Enrique Miñarro Viseras	$250,000	$250,000
Philip T. Herndon	$500,000	$500,000

Target annual equity award values were determined based on our competitive market analysis and our compensation philosophy which calibrates award levels between market median and 75th percentile.

These grant amounts were translated into a number of stock options and shares of restricted stock by taking such dollar amount and dividing it by the per share or per option “fair value” that was used for reporting the compensation expense associated with the grant under applicable accounting guidance, which “fair value” was based in part on the per share closing price of our common stock on the NYSE on the date of grant. Stock options and RSUs subject to these grants will vest in equal installments on February 22 of each of 2020, 2021, 2022 and 2023.

In addition to the annual equity award granted to in February 2018 to Mr. Miñarro Viseras, in connection with a competitive review of the compensation of our executive officers we granted a one-time equity award to Mr. Miñarro Viseras in September 2018. See “Other 2018 Compensation Developments” below.

Vesting of Equity Awards Made Prior to our Initial Public Offering

Prior to our initial public offering, in 2014, 2015, and 2016, we granted long-term equity awards pursuant to our 2013 Stock Incentive Plan for Key Employees of Gardner Denver Holdings, Inc. (our “2013 Stock Incentive Plan”) to our NEOs in the form of stock options, with 50% of each award vesting based on time-based vesting conditions (“Time Options”) and 50% of each award vesting based on performance-based vesting conditions (“Performance Options”). A portion of the Performance Options were eligible to vest on December 31, 2018 if and only to the extent that the Company achieved the annual adjusted EBITDA performance target for fiscal 2018 set by the Compensation Committee (where “adjusted EBITDA” refers to earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to KKR and/or its affiliates). The fiscal 2018 adjusted EBITDA performance target was $560 million and our adjusted EBITDA performance for fiscal 2018 was $682 million. Therefore, the portion of the Performance Options held by our NEOs that was eligible to vest based on the Company’s fiscal 2018 adjusted EBITDA performance vested.

Other 2018 Compensation Developments

Compensation Actions in Connection with Mr. Snyder’s Appointment as CFO

On November 28, 2018, the Board appointed Mr. Snyder as the Company’s CFO, effective January 1, 2019. Mr. Herndon, our previous CFO, retired from his position effective as of the end of the day on December 31, 2018 and retired from the Company on February 28, 2019.

In connection with Mr. Snyder’s appointment as CFO, the Company approved the following compensation terms for Mr. Snyder, effective January 1, 2019: (i) an annual base salary of $425,000, (ii) an annual bonus opportunity with a target amount equal to 65% of base salary, with the actual bonus amount based upon achievement of performance targets established by the Compensation Committee and (iii) a long-term incentive award for 2019 with a target value of $725,000.

Compensation Actions in Connection with Competitive Review of Executive Officer Compensation

In connection with our annual compensation review, we found that Mr. Miñarro Viseras’ annual compensation was not aligned with our compensation philosophy and increased his base salary from $337,814 to $389,331 and his target annual bonus opportunity from 45% to 60% of base salary. This increase better aligns his compensation relative to NEOs in our compensation Peer Group and our compensation philosophy and is reflected in the new employment agreement we entered into with Mr. Miñarro Viseras in October 2018. See “Other Compensation Policies that Align Our NEOs to Our Stockholders―Employment Agreements” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2018―Summary of NEO Offer Letters and Employment Agreements―Employment Agreements with Mr. Miñarro Viseras” below for additional details regarding Mr. Miñarro Viseras’ new employment agreement. Additionally, although we do not make special or one-time grants except under highly-limited circumstances, such as new hires or promotions, in September 2018 we granted Mr. Miñarro Viseras a one-time equity award with a grant date fair value of $500,000, 50% of which was in the form of stock options and 50% in the form of restricted stock units. In addition to aligning Mr. Miñarro Viseras’ compensation with our compensation philosophy, we believe these awards provide additional retention value. Both awards vest in equal annual installments on the first four anniversaries of the grant date.

Other Compensation Practices and Policies that Align Our NEOs to Our Stockholders

Stock Ownership and Retention Policy

To align the interests of our management and directors with those of our stockholders, the Board of Directors concluded that certain of our executives (the “Covered Executives”) and non-employee directors should have a significant financial stake in the Company’s stock. To further that goal, we implemented stock ownership guidelines (the “Guidelines”) in 2017, the year we completed our initial public offering. The Covered Executives and non-employee directors are required to hold a specific level of equity ownership as outlined below.

Covered Executives: The Guidelines apply to the Covered Executives in three tiers. The stock ownership levels under the Guidelines, expressed as a multiple of the Covered Executive’s annual base salary rate as of January 1st of the year, are as follows:

Tier	Covered Executives	Multiple of Salary
Tier One	Chief Executive Officer	10x Salary
Tier Two	Chief Financial Officer and General Counsel	5x Salary
Tier Three	P&L and Corporate Leaders	3x Salary

Retention Requirement: There is no required time period within which a Covered Executive must attain the applicable stock ownership level under the Guidelines. However, until the applicable ownership level is achieved, Covered Executives must retain 75% of net shares granted to them. Once the ownership guideline is met, Covered Executives must retain 30% of net shares granted to them; however, this requirement drops to 20% for a Covered Executive upon the earlier of a (1) such Covered Executive reaching the age of 55 and (2) such covered executive achieving 10 years of service with the Company and terminates upon the earlier of (1) such Covered Executive reaching the age of 60 and (2) such covered executive achieving 15 years of service with the Company.

The shares counted toward these ownership requirements include shares owned outright and vested stock options. The retention requirement applies to all prior and future grants.

These ownership requirements are set at levels that the Company believes are robust given the Covered Executives’ respective salaries and responsibilities.

Non-Employee Directors: Our non-employee directors are required to hold 75% of net shares granted to them under our benefit plans until they own equity equal to five times their annual cash retainers. Once the ownership guideline is met, directors must retain 30% of the net shares granted to them under our benefit plans until their retirement.

As of January 1, 2019, all our NEOs and then serving directors who were with the Company for at least one year were in compliance with the applicable stock ownership levels under the Guidelines.

Hedging and Pledging Policies

The Company’s Securities Trading Policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. The Company’s Securities Trading Policy prohibits directors and executive officers from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, variable forward contracts, equity swaps, puts, calls, and other derivative instruments, or through the establishment of a short position in the Company’s securities. The Company’s Securities Trading Policy limits the pledging of Company securities to those situations approved by the Company’s General Counsel.

Other Benefits

While our compensation philosophy is to focus on performance-based forms of compensation while providing only minimal executive benefits and perquisites, we provide to all our employees, including our NEOs, broad-based employee benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. These include:

•	a 401(k) savings plan;
•	medical, dental, vision, life and disability insurance coverage; and
•	dependent care and healthcare flexible spending accounts.

401(k) Plan

Our U.S. eligible employees, including our NEOs other than Mr. Miñarro Viseras, participate in the Gardner Denver, Inc. Retirement Savings Plan (the “401(k) plan”), which is a tax-qualified retirement savings plan. Eligible employees hired on and after January 1, 2014, are automatically enrolled in the 401(k) plan to make pre-tax salary contributions, unless they decline participation. Under the 401(k) plan, we match 100% of the first 6% of a participant’s eligible pre-tax and/or Roth salary contributions, subject to all IRS annual limits and plan limitations. Participants are 100% vested in employee salary contributions and Company matching contributions. 401(k) plan participants may elect to contribution up to 100% of their annual eligible compensation (either through pre-tax or Roth contributions), subject to annual IRS and plan limitations.

Supplemental Excess Defined Contribution Plan

In addition to the 401(k) plan, U.S. employees with a salary grade of 20 or higher (generally senior managers and above), including the NEOs other than Mr. Miñarro Viseras, are eligible to participate in the Gardner Denver, Inc. Supplemental Excess Defined Contribution Plan (the “Excess Contribution Plan”), which is funded through a Rabbi Trust. This Excess Contribution Plan is intended to permit Company matching contributions on eligible compensation contributions in excess of the annual limitations imposed by the IRS on our tax-qualified 401(k) plan.

Eligible employees may contribute to the Excess Contribution Plan when they exceed (i) the annual IRS pre-tax/Roth contribution limits and the annual catch-up contribution limit for participants age 50 or over or (ii) the annual IRS compensation limit, under the 401(k) plan. Under the Excess Contribution Plan, we match

100% of the first 6% of a participant’s eligible salary contributions to the Excess Contribution Plan. Company matching contributions under the Excess Contribution Plan are contributed to the Rabbi Trust in the form of cash rather than our common stock. All employee and Company matching contributions are fully vested immediately.

Limited Perquisites

Executive perquisites are not part of our general compensation philosophy; however, we provide limited perquisites and personal benefits that are not generally available to all employees when necessary to attract top talent. These are typically set forth in the offer letters or employment agreements we enter into with our executive officers. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2018 Summary of NEO Offer Letters and Employment Agreements.” For example, in 2018, per his employment agreement, Mr. Miñarro Viseras was entitled to international school assistance and use of a company car. Mr. Snyder was also provided with a housing allowance.

Severance and Change in Control Agreements

The Company believes that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in the Company’s executive attraction and retention efforts. As discussed below, the offer letters we enter into with our NEOs provide for certain payments, rights and benefits to the NEOs upon an involuntary termination of employment without Cause (as defined in “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control-Severance Arrangements and Restrictive Covenants” below) from the Company or a termination by the NEO for Good Reason (as defined in “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control-Severance Arrangements and Restrictive Covenants” below). In addition, our equity award agreements provide for accelerated vesting upon a change in control in certain circumstances and upon certain qualifying terminations of employment, as more fully described above under “―Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2018―Terms of Equity Awards.”

Risk Management and Mitigation of Compensation Policies and Practices

The Compensation Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors, and reviewed these items with its independent consultant, Pearl Meyer. In addition, our Compensation Committee asked Pearl Meyer to conduct an independent risk assessment of our executive compensation program. Based on these reviews and discussions, the Compensation Committee does not believe our compensation program creates risks that are reasonably likely to have a material adverse effect on our business.

For the foregoing reasons, the Compensation Committee has concluded that the programs by which our executives are compensated strike an appropriate balance between short-term and long-term compensation and incentivize our executives to act in a manner that prudently manages enterprise risk.

Employment Agreements

We do not typically enter into employment agreements with our NEOs; however, we entered into an employment agreement with Mr. Miñarro Viseras when he joined the Company in 2016 and we entered into a new employment agreement with him in October 2018 in connection with our competitive review of executive officer compensation. See “―2018 Compensation Program in Detail―Other 2018 Compensation Developments―Compensation Actions in Connection with Competitive Review of Executive Officer Compensation.” In addition, we entered into offer letters setting forth initial compensation and benefits, as well as severance terms, with each of our other NEOs. Full descriptions of the material terms of the employment agreements we entered into with Mr. Miñarro Viseras and the offer letters we entered into with Messrs. Reynal, Herndon, Schiesl and Snyder are presented below in “―Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2018.”

Executive Severance Benefits – Mr. Snyder and Mr. Miñarro Viseras

In February 2018, in connection with our annual review of our executive compensation, we increased the benefits to which Messrs. Snyder and Miñarro Viseras are entitled in the event of a termination by the Company without Cause (as that term is defined below under “Potential Payments to Named Executive Officers upon

Termination of Employment or Change in Control―Severance Arrangements and Restrictive Covenants”) or by the executive with Good Reason (as that term is defined below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control―Severance Arrangements and Restrictive Covenants”) to align them with the severance benefits to which our other senior executive officers are entitled.

Under the terms of the severance agreement we entered into with Mr. Snyder, if the Company terminates Mr. Snyder’s employment without Cause or if Mr. Snyder terminates his employment with us for Good Reason, subject to Mr. Snyder’s continued compliance with the restrictive covenants in his management equity agreements and his execution of a customary waiver and release agreement, he will be entitled to receive:

•	Continued payment over a 12-month period (the “Severance Period”) of his annual base salary earned in respect of our fiscal year preceding the fiscal year in which the termination date occurs, payable in substantially equal monthly installments over the Severance Period; and
•	Continued group health coverage (on the same basis as actively employed employees of the Company), subject to his electing to receive benefits under COBRA, for 12 months following the date his employment terminates (or, if earlier, through the date that he becomes employed by another employer and eligible for health insurance coverage at such employer).

The amendment we and Mr. Miñarro Viseras entered into to his employment agreement provides for a mutual twelve-month advance notice period for a termination of employment not for cause or without good reason, during which Mr. Miñarro Viseras may be released from his work duties but will still be entitled to remuneration.

Transition Agreement – Mr. Herndon

In February 2019, in connection with his retirement from the Company, we entered into a transition agreement with Mr. Herndon. See “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

Section 162(m) of the Internal Revenue Code

We expect to be able to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of equity awards such as stock options granted) during a specified transition period following our initial public offering. This transition period was previously anticipated to potentially extend until our first annual stockholders meeting that occurs in 2021 pursuant to regulations under the Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). However, the Tax Cut and Jobs Act amended Section 162(m) of the Code in several respects, including the elimination of the “performance-based compensation” exception under Section 162(m) of the Code for tax years beginning after December 31, 2017. Pending further guidance under Section 162(m) of the Code, it is unclear whether the post-IPO transition period exception under Section 162(m) will continue to apply to us. Once applicable guidance is released, we expect the Compensation Committee to consider the implications of Section 162(m) and such guidance in its future compensation decisions.

Summary Compensation Table

The following table provides summary information concerning compensation of our NEOs for services rendered to us during the years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Vicente Reynal, Chief Executive Officer	2018	766,500	―	1,999,999	2,000,003	528,885	409,961	5,705,349
	2017	765,754	225,000	―	―	1,103,760	285,581	2,380,095
	2016	750,000	―	―	4,568,331	877,500	233,614	6,429,445
Philip T. Herndon, Former Vice President and Chief Financial Officer	2018	409,000	―	500,008	499,997	―	25,298	1,434,302
	2017	406,750	125,000	―	―	588,960	11,258	1,131,968
	2016	347,917	―	―	3,257,821	446,262	7,897	4,059,972
Andrew Schiesl, Vice President, General Counsel, Chief Compliance Officer and Secretary	2018	460,000	―	337,496	337,495	238,050	42,954	1,415,995
	2017	457,500	100,000	―	―	489,900	73,301	1,120,701
	2016	450,000	―	―	610,717	367,875	49,565	1,478,082
Neil D. Snyder, Vice President, and Chief Financial Officer(5)	2018	358,295	―	199,990	200,002	124,221	155,965	1,038,473
	2017	351,000	75,000	―	―	254,160	123,941	804,101
Enrique Miñarro Viseras, Vice President and General Manager, Industrials Segment EMEA(6)	2018	350,562	―	499,997	500,002	249,950	213,203	1,813,714
	2017	316,000	―	―	―	205,222	229,222	750,444
	2016	195,943	532,517	―	691,114	113,015	155,548	1,684,817
(1)	Reflects the salary amounts earned by our NEOs in the years indicated.
(2)	Represents the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), using the assumptions discussed in Note 16: “Stock-Based Compensation Plans” of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.
(3)	Amounts shown for 2018 reflect amounts earned under our 2018 MIP.
(4)	Amounts reported under All Other Compensation reflect the following:
(a)	as to Mr. Reynal, reimbursement for Company-paid life insurance premiums ($1,746), Company 401(k) match ($16,500), tax preparation services ($5,786) and Excess Contribution Plan match ($61,223). Mr. Reynal also received a tax equalization payment with respect to certain European and state and tax payments ($324,706).
(b)	as to Mr. Herndon, company-paid life insurance premiums ($757), Company 401(k) match ($3,068) and Excess Contribution Plan match ($21,473).
(c)	as to Mr. Schiesl, company-paid life insurance premiums ($1,071), Company 401(k) match ($16,500) and Company Excess Contribution Plan match ($25,383).
(d)	as to Mr. Snyder, company-paid life insurance premiums ($757), Company 401(k) match ($2,648), a housing allowance ($70,867), a tax gross-up relating to his housing allowance ($62,844) and Company Excess Contribution Plan match ($18,850).
(e)	as to Mr. Miñarro Viseras, actual Company expenditures for use, including business use, of a Company car, including expenditures for the car lease and gas ($30,587), a housing allowance ($42,472), reimbursement of school fees for Mr. Miñarro Viseras’ children ($58,489), a tax gross-up relating to his housing allowance ($28,788) and a tax gross-up relating to our reimbursement of school fees ($52,865).
(5)	Mr. Snyder served as Senior Vice President of Strategy, Business Development & Planning until August 2018 at which point he became Senior Vice President of Global Finance, Business Development and Planning. Effective January 1, 2019 he was appointed CFO.
(6)	Mr. Miñarro Viseras is based in Europe and compensated in Euros. We converted his 2018 cash compensation, his amounts earned under our 2018 MIP, and amounts shown in the “All Other Compensation” column for him to U.S. dollars at an exchange rate of 1.1798, which was the average monthly translation rate for 2018.

Grants of Plan-Based Awards in 2018

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)
Vicente Reynal			7,665	766,500	1,533,000
	2/22/2018	2/7/2018				62,383			$1,999,999
	2/22/2018	2/7/2018					142,349	$32.06	$2,000,003
Philip T. Herndon			4,090	409,000	818,000
	2/22/2018	2/7/2018				15,596			$500,008
	2/22/2018	2/7/2018					35,587	$32.06	$499,997
Andrew Schiesl			3,450	345,000	690,000
	2/22/2018	2/7/2018				10,527			$337,496
	2/22/2018	2/7/2018					24,021	$32.06	$337,495
Neil D. Snyder			1,800	180,030	360,060
	2/22/2018	2/7/2018				6,238			$199,990
	2/22/2018	2/7/2018					14,235	$32.06	$200,002
Enrique Miñarro Viseras			30,368	233,598	467,197
	2/22/2018	2/7/2018				7,798			$250,004
	2/22/2018	2/7/2018					17,794	$32.06	$250,006
	9/11/2018	9/10/2018				9,549			$249,993
	9/11/2018	9/10/2018					22,361	$26.18	$249,996
(1)	Reflects the possible payouts of cash incentive compensation under the 2018 MIP. The actual amounts earned are described in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” Mr. Miñarro Viseras is based in Europe and compensated in Euros. His Estimated Possible Non-Equity Incentive Plan Payout amounts were converted to U.S. dollars at an exchange rate of 1.1798, which was average monthly translation rate for 2018. In connection with his retirement from the Company, Mr. Herndon was not eligible to receive any payment in respect of his 2018 MIP award.
(2)	Reflects restricted stock units granted under our 2017 Omnibus Incentive Plan. Vesting conditions and other key terms of these awards are discussed in more detail above under “Compensation Discussion and Analysis―2018 Executive Compensation Program in Detail―Long-Term Equity Incentive Awards” and “Compensation Discussion and Analysis―2018 Executive Compensation Program in Detail―2018 Leadership and Compensation Developments.”
(3)	Reflects stock option granted under our 2017 Omnibus Incentive Plan. Vesting conditions and other key terms of these awards are discussed in more detail above under “Compensation Discussion and Analysis―2018 Executive Compensation Program in Detail―Long-Term Equity Incentive Awards” and “Compensation Discussion and Analysis―2018 Executive Compensation Program in Detail―2018 Leadership and Compensation Developments.”
(4)	Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 16: “Stock-Based Compensation Plans” of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. The stock options have an exercise price per share equal to the closing price of the Company’s common stock as reported on the NYSE on the date of grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2018

Summary of NEO Offer Letters and Employment Agreements

In general, the Company does not enter into employment agreements with employees, including our executive officers, however we do enter into offer letters with many of our executive officers. In addition, we did enter into an employment agreement with Mr. Miñarro Viseras in 2016 and a new employment agreement with him in October 2018. Descriptions of the offer letters we entered into with Messrs. Reynal, Herndon, Schiesl and Snyder and the employment agreements we entered into with Mr. Miñarro Viseras are provided below. All current NEOs serve at the will of our board of directors.

Offer Letter with Mr. Reynal

The Company entered into an offer letter with Mr. Reynal, dated April 17, 2015, which was modified by a letter, dated November 19, 2015, we entered into with Mr. Reynal in connection with his promotion to Chief Executive Officer of the Company (the offer letter, dated April 17, 2015, as so modified, the “Reynal Offer Letter”). The Reynal Offer Letter provides that, as of January 1, 2016, Mr. Reynal is entitled to receive a base salary of $750,000, which base salary was increased to $766,500 in April, 2017, and that Mr. Reynal is entitled to participate in our annual MIP with a target award opportunity of 100% of his annual base salary. The Reynal Offer Letter further provides that, in 2016, Mr. Reynal’s MIP award would be based on the achievement of performance goals comparable to those that typically would be assigned to the Chief Executive Officer of the Industrials segment; however, following Mr. Reynal’s transition to devoting more of his business time and attention to the performance of duties as the Chief Executive Officer of the Company, his annual MIP award would transition to being based on the achievement of Company performance goals.

Mr. Reynal was eligible to receive two option grants under our Long-Term Incentive Program: one grant of 876,975 options upon commencement of his employment as the Chief Executive Officer of our Industrials segment, which he received in May 2015; and one grant of 585,403 options in connection with his promotion to Chief Executive Officer of the Company, which he received in May 2016. In addition, pursuant to the terms of the Reynal Offer Letter, Mr. Reynal was expected to invest a minimum of $2,000,000, and was given the opportunity to invest significantly more, into our common stock, subject to satisfaction of applicable securities law requirements.

During the time Mr. Reynal was based in Munich, Germany (the “Expat Period”), the Reynal Offer Letter provides that he was entitled to certain expatriate benefits, including an annual cost of living adjustment of $26,000, a monthly housing allowance of $5,533, payment or reimbursement of tuition to an international school for his dependent children, payment or reimbursement of school-sponsored transportation for his dependent children, reimbursement of expenses related to tax preparation performed by a tax preparation firm, use of a company car, reimbursement for expenses in connection with storage of household goods in the United States and reimbursement for business class travel to the United States or a comparable location for Mr. Reynal and his immediate family once per year. Mr. Reynal was also entitled to tax equalization on his cash compensation and expatriate benefits during the Expat Period; provided that the annual cost to the Company of such tax equalization shall not exceed $275,000.

Mr. Reynal is also eligible to participate in the Company’s 401(k), Excess Contribution, medical, dental, life insurance and disability plans, along with a comprehensive wellness program.

The Reynal Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

Offer Letter with Mr. Herndon

The Company entered into an offer letter with Mr. Herndon, dated November 18, 2015, which was modified by an offer letter, dated September 2, 2016, we entered into with Mr. Herndon in connection with his promotion to Chief Financial Officer of the Company (the offer letter, dated November 18, 2015, as so modified, the “Herndon Offer Letter”). The Herndon Offer Letter provides that Mr. Herndon is entitled to receive a base salary of $400,000, which base salary was increased to $409,000 in April, 2017, and is eligible to participate in the annual MIP with a target award opportunity of 100% of his base salary.

Mr. Herndon was eligible to receive a grant of 468,323 options under our Long-Term Incentive Program, which he received in May 2016. In addition, pursuant to the terms of the Herndon Offer Letter, Mr. Herndon was expected to invest a minimum of $1,000,000, and was given the opportunity to invest significantly more, into our common stock, subject to satisfaction of applicable securities law requirements, no later than two months following the date his employment with us commenced.

Mr. Herndon is also eligible to participate in the Company’s 401(k), Excess Contribution, medical, dental, life insurance and disability plans, along with a comprehensive wellness program.

The Herndon Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

Offer Letter with Mr. Schiesl

The Company entered into an offer letter with Mr. Schiesl, dated November 25, 2013 (the “Schiesl Offer Letter”). The Schiesl Offer Letter provides that Mr. Schiesl is entitled to receive a base salary of $450,000, which base salary was increased to $460,000 in April, 2017, and is eligible to participate in the annual MIP with a target award opportunity of 75% of his base salary.

Mr. Schiesl was eligible to receive (i) a grant of 394,474 options under our Long-Term Incentive Program, which he received in March 2014, and (ii) a grant of 36,739 options (the “Investment Options”) which he received in lieu of a sign-on bonus in March 2014 and which vested on June 16, 2014.

Mr. Schiesl is also eligible to participate in the Company’s 401(k), Excess Contribution, medical, dental, life insurance and disability plans, along with a comprehensive wellness program.

The Schiesl Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

Offer Letter with Mr. Snyder

The Company entered into an offer letter with Mr. Snyder, dated December 18, 2015 (the “Snyder Offer Letter”). The Snyder Offer Letter provides that Mr. Snyder is entitled to receive a base salary of $300,000, which base salary was increased to $353,000 in April, 2017, to $360,060 in 2018 and to $425,000 effective January 1, 2019 and is eligible to participate in the annual MIP with a target award opportunity of 45% of his base salary, which target award opportunity was increased to 50% in November 2016 and to 65% effective January 1, 2019.

Mr. Snyder was eligible to receive a grant of 263,430 options under our Long-Term Incentive Program, which he received in December 2016. In addition, pursuant to the terms of the Snyder Offer Letter, Mr. Snyder was expected to invest a minimum of $90,000, and was given the opportunity to invest significantly more, into our common stock, subject to satisfaction of applicable securities law requirements, no later than two months following the date his employment with us commenced.

Under the Snyder Offer Letter, Mr. Snyder received a lump sum cash signing bonus of $300,000 in February 2016. Such bonus was subject to a repayment obligation upon certain terminations of Mr. Snyder’s employment.

Under the Snyder Offer Letter, Mr. Snyder is entitled to reimbursement for his reasonable commuting expenses (consistent with our travel policies) related to travel to and from his home, as well as a tax gross-up relating to such reimbursement.

Mr. Snyder is also eligible to participate in the Company’s 401(k), Excess Contribution, medical, dental, life insurance and disability plans, along with a comprehensive wellness program.

The Snyder Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

Employment Agreements with Mr. Miñarro Viseras

The Company entered into an employment agreement with Mr. Miñarro Viseras, dated April 29, 2016 and commencing on May 10, 2016 (the “Miñarro Viseras Employment Agreement”), which was superseded by a new employment agreement on October 22, 2018 (the “New Miñarro Viseras Employment Agreement”). The Miñarro Viseras Employment Agreement provided that Mr. Miñarro Viseras was entitled to receive a base salary of $324,325, which base salary was increased to $331,992 in April, 2017 (converted from Euros to U.S. dollars at an exchange rate of 1.1798, which was the average monthly translation rate for 2018), was eligible to participate in the annual MIP with an award opportunity of up to 45% of his base salary and was eligible to participate in our Management Equity Program.

Under the Miñarro Viseras Employment Agreement, Mr. Miñarro Viseras received a lump sum cash signing bonus of $470,263 (which amount was paid to Mr. Miñarro Viseras in Euros and has been converted to U.S. dollars at an exchange rate of 1.1065, which is the average monthly translation rate for 2016) in August 2016. Such bonus was subject to a repayment obligation upon certain terminations of Mr. Miñarro Viseras’ employment.

Under the Miñarro Viseras Employment Agreement, Mr. Miñarro Viseras was eligible for relocation benefits, use of a company car, and international school assistance for his children in the amount of $54,271 for the first year of his employment and for $41,293 (in each case, converted from Euros to U.S. dollars at an exchange rate of 1.1798, which was the average monthly translation rate for 2018) for each year thereafter. Such relocation benefits were subject to a repayment obligation if Mr. Miñarro Viseras was terminated within 24 months by the Company for cause or by Mr. Miñarro Viseras without good reason.

Under the Miñarro Viseras Employment Agreement, Mr. Miñarro Viseras was also covered under the standard group accident insurance of the Company.

The Miñarro Viseras Employment Agreement provided for a mutual three-month advance notice period, which notice period was increased to twelve months in February 2018, for a termination of employment not for cause or without good reason, during which Mr. Miñarro Viseras could be released from his work duties but would still be entitled to remuneration.

Under the terms of the Miñarro Viseras Employment Agreement, Mr. Miñarro Viseras was subject to certain restrictive covenants, including a perpetual confidentiality covenant, violation of which would constitute “cause” under such agreement, and a noncompetition covenant for the duration of the employment relationship. Mr. Miñarro Viseras may be required to pay certain contractual penalties for each breach of either restrictive covenant.

On October 22, 2018, Mr. Miñarro Viseras entered into the New Miñarro Viseras Employment Agreement with the Company, which replaced the Miñarro Viseras Employment Agreement. The New Miñarro Viseras Employment Agreement incorporated the terms from the Miñarro Viseras Employment Agreement with the following significant changes: (i) Mr. Miñarro Viseras’ annual base salary was increased from $331,992 to $389,331 (in each case, converted from Euros to U.S. dollars at an exchange rate of 1.1798, which was the average monthly translation rate for 2018), (ii) Mr. Miñarro Viseras’ target annual cash bonus opportunity was increased from 45% of his annual base salary to 60% of his annual base salary, and (iii) the annual amount of international school assistance for his children for which Mr. Miñarro Viseras is eligible was increased from $41,293 to the lesser of (x) $62,283 (converted from Euros to U.S. dollars at an exchange rate of 1.1798, which was the average monthly translation rate for 2018) and (y) actual cost. The New Miñarro Viseras Employment Agreement also allows Mr. Miñarro Viseras to continue to receive while he is living in Germany the same annual housing allowance that had been previously provided to him under the Company’s expatriate policies.

Outstanding Equity Awards at 2018 Fiscal Year End

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(4)	Market Value of Shares of Stock That Have Not Vested ($)(5)
Vicente Reynal	5/24/15	438,486	—	—	10.61	5/24/2025
	5/24/15	438,486	—	—	10.61	5/24/2025
	5/10/16	292,702	—	—	10.61	5/10/2026
	5/10/16	292,701	—	—	10.61	5/10/2026
	2/22/18	—	142,349	—	32.06	2/22/2028
	2/22/18	—	—	—	—	—	62,383	$1,275,732
Philip T. Herndon	5/10/16	234,162	—	—	10.61	5/10/2026
	5/10/16	234,161	—	—	10.61	5/10/2026
	12/9/16	42,391	28,262	—	11.43	12/9/2026
	12/9/16	42,392	—	28,262	11.43	12/9/2026
	2/22/18	—	35,587	—	32.06	2/22/2028
	2/22/18	—	—	—	—	—	15,596	$318,938
Andrew Schiesl	3/19/14	197,237	—	—	8.16	3/19/2024
	3/19/14	197,237	—	—	8.16	3/19/2024
	3/19/14	36,739	—	—	8.16	3/19/2024
	2/22/18	—	24,021	—	32.06	2/22/2028
	2/22/18	—	—	—	—	—	10,527	$215,277
Neil D. Snyder	5/10/16	131,715	—	—	10.61	5/10/2026
	5/10/16	131,716	—	—	10.61	5/10/2026
	12/9/16	14,131	9,421		11.43	12/9/2026
	12/9/16	14,130	—	9,421	11.43	12/9/2026
	2/22/18	—	14,235	—	32.06	2/22/2028
	2/22/18						6,238	$127,567
Enrique Miñarro Viseras	5/10/16	40,822	27,215	—	10.61	5/10/2026
	5/10/16	40,821	—	27,215	10.61	5/10/2026
	2/22/18	—	17,794	—	32.06	2/22/2028
	2/22/18	—	—	—	—	—	7,798	$159,469
	9/11/18	—	22,361	—	26.18	9/11/2028
	9/11/18	—	—	—	—	—	9,549	$249,993
(1)	Reflects vested and exercisable Time Options, Performance Options and, in the case of Mr. Schiesl, Investment Options granted pursuant to our 2013 Stock Incentive Plan.

(2)	Reflects unvested Time Options granted prior to our initial public offering pursuant to our 2013 Stock Incentive Plan and unvested stock options granted in 2018 pursuant to our 2017 Omnibus Incentive Plan. The unvested Time Options granted to Mr. Herndon on December 9, 2016, to Mr. Snyder on December 1, 2016 and to Mr. Miñarro Viseras on May 10, 2016 shown in this column will vest and become exercisable with respect to 50% of such Time Options on December 31st of each of 2019 and 2020, subject to the NEO’s continued employment through such date. The unvested stock options granted to our NEOs on February 22, 2018 vest in equal installments on February 22nd of each of 2020, 2021, 2022 and 2023. The unvested stock options granted to Mr. Miñarro Viseras on September 11, 2018 vest in equal installments on September 11th of each of 2019, 2020, 2021 and 2022.
(3)	Reflects unvested Performance Options granted pursuant to our 2013 Stock Incentive Plan. The unvested Performance Options shown in this column will vest and become exercisable with respect to 50% of such Performance Options granted to Mr. Herndon on December 9, 2016, Mr. Snyder on December 1, 2016 and Mr. Miñarro Viseras on May 10, 2016 on December 31st of each of 2019 and 2020, subject to the NEO’s continued employment through such date and our achievement of the relevant adjusted EBITDA target, or in full upon a Change in Control if we have achieved the Sponsor IRR and Sponsor MOIC targets (as described below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control”) at such time. At the end of the yearly measurement period with respect to any award of Performance Options, any then outstanding Performance Options that were not vested and exercisable in any previous year in accordance with their terms shall become vested and exercisable to the extent that the cumulative performance objectives have been satisfied in respect of the applicable performance period. We achieved the fiscal 2018 adjusted EBITDA target; accordingly, the amounts reflected in the table reflect target performance.
(4)	Reflects unvested RSUs granted pursuant to our 2017 Omnibus Incentive Plan. The RSUs granted to our NEOs on February 22, 2018 vest in equal installments on February 22nd of each of 2020, 2021, 2022 and 2023. The RSUs granted to Mr. Miñarro Viseras on September 11, 2019 vest in equal installments on September 11 of each of 2019, 2020, 2021 and 2022.
(5)	Values determined based on the December 31, 2018 closing price of the Company’s common stock on the NYSE of $20.45.

Option Exercises and Stock Vested in 2018

During 2018, none of our NEOs exercised options or had any shares of stock or restricted stock or restricted stock units or similar instruments vest.

Pension Benefits - Fiscal 2018

During 2018, no NEOs participated in either a tax-qualified or non-qualified defined benefit plan sponsored by the Company.

Non-Qualified Deferred Compensation - Fiscal 2018

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Vicente Reynal	512,193	61,223	(101,774)	—	1,943,727
Philip T. Herndon	42,372	21,473	(1,989)	—	61,855
Andrew Schiesl	25,383	25,383	(33,866)	—	305,419
Neil D. Snyder	18,850	18,850	(5,606)	—	32,094
Enrique Miñarro Viseras	—	—	—	—	—
(1)	The amounts in this column are reported as compensation for fiscal 2018 in the “Base Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.
(2)	Represents the amount of the matching contribution made by us in accordance with our Excess Contribution Plan. Matching contributions are reported for the year in which the compensation against which the applicable deferral election is applied has been earned (regardless of whether such matching contribution is actually credited to the NEO’s non-qualified deferred compensation account in that year or the following year). The amounts in this column are reported as compensation for fiscal 2018 in the “All Other Compensation” column of the Summary Compensation Table.
(3)	Amounts in this column are not reported as compensation for fiscal 2018 in the Summary Compensation Table since they do not reflect above-market or preferential earnings.
(4)	Of the amounts reported in this column: $759,750 represents a portion of the compensation for 2016 reported in the “Base Salary” and “Non-Equity Incentive Plan Compensation” columns and $81,750 represents a portion of the compensation for 2016 reported in the “All Other Compensation” column of the Summary Compensation Table for Mr. Reynal; $32,768 represents a portion of the compensation for 2016 reported in the “Base Salary” and “Non-Equity Incentive Plan Compensation” columns and $32,768 represents a portion of the compensation for 2016 reported in the “All Other Compensation” column of the Summary Compensation Table for Mr. Schiesl; $888,016 represents a portion of the compensation for 2017 reported in the “Base Salary” and “Non-Equity Incentive Plan Compensation” columns and $161,300 represents a portion of the compensation for 2017 reported in the “All Other Compensation” column of the Summary Compensation Table for Mr. Reynal; and $57,081 represents a portion of the compensation for 2017 reported in the “Base Salary” and “Non-Equity Incentive Plan Compensation” columns and $57,081 represents a portion of the compensation for 2017 reported in the “All Other Compensation” column of the Summary Compensation Table for Mr. Schiesl.

Non-qualified Deferred Compensation Plan

In addition to the 401(k) plan, U.S. employees with a salary grade of 20 or higher (generally senior managers and above) are eligible to participate in the Excess Contribution Plan. Once a participant in the Excess

Contribution Plan reaches the IRS annual limits for the 401(k) plan, contributions will be made to the Excess Contribution Plan based on the salary deferral percentage elected by the participant under the 401(k) plan. The participant selects the deferral percentage for both the 401(k) plan and the Excess Contribution Plan at the time of initial enrollment in the Excess Contribution Plan or once per year in December for the following year. In December of each year, a participant may make a separate election to defer from the annual MIP award earned the following year and payable in the year thereafter. The Company matches each participant’s contributions to the Excess Contribution Plan with Company matching contributions. The Company match consists of $1 for each $1 the participant defers under the Excess Contribution Plan (up to the first 6% of a participant’s annual eligible compensation), less any matching contribution made to the 401(k) plan. The Company match is credited to the Excess Contribution Plan in the form of cash.

Historically, the NEOs were also credited with a nonelective Company contribution of 12% of eligible compensation in excess of the IRS annual limit. The Company nonelective contributions were also contributed in cash and became fully vested after three years of employment. We discontinued the nonelective Company contributions effective January 1, 2015.

With respect to employee and Company matching contributions made to the Excess Contribution Plan on and after January 1 2019, participants may elect to receive distributions in a lump sum or 5- or 10-year installments payable (i) when the participant separates from service with the Company or (ii) on a specific in-service date designated by the participant. A participant makes this distribution election for the specific year’s contributions at the time the participant makes the salary and MIP deferral elections in December for the following year. For amounts deferred before January 1, 2019, participants in the Excess Contribution Plan may elect to receive distributions of their plan account in either a lump sum or 5- or 10-year installments payable when the participant separates from service with the Company, subject to the terms and conditions of the Excess Contribution Plan. Loans are not permitted under the Excess Contribution Plan.

The investment options available to participants, including the NEOs, under the Excess Contribution Plan are similar to those offered to all of the participants in the 401(k) plan. Because some specific investment options available under the 401(k) plan are not available under the Excess Contribution Plan, the Company has made similar investment options available to the Excess Contribution Plan participants. Our stock is not a permitted investment option under the Excess Contribution Plan. The table below shows the funds available under the Excess Contribution Plan and their annual rate of return for the calendar year ended December 31, 2018, as reported by the administrator of the plan.

Name of Investment Fund	Ticker Symbol/Index Type	Annual Rate of Return %
AF GRTH FUND AMER R6	RGAGX	(2.60)%
DODGE & COX STOCK	DODGX	(7.07)%
FID 500 INDEX	FXAIX	(4.40)%
FID MID CAP IDX	FSMDX	(9.05)%
MFS MID CAP GRTH R6	OTCKX	1.21%
AM CENT SMCAP VAL R6	ASVDX	(16.75)%
MFS INTL NEW DISC R6	MIDLX	(10.29)%
VANG SM GR IDX INST	VSGIX	(5.69)%
AF EUROPAC GROWTH R6	RERGX	(14.91)%
VANG TOT INTL STK AD	VTIAX	(14.43)%
FID FREEDOM 2020 K6	FATKX	(5.03)%
FID FREEDOM 2025 K6	FDTKX	(5.78)%
FID FREEDOM 2030 K6	FGTKX	(6.83)%
FID FREEDOM 2035 K6	FWTKX	(8.15)%
FID FREEDOM 2040 K6	FHTKX	(8.75)%
FID FREEDOM 2045 K6	FJTKX	(8.74)%
FID FREEDOM 2050 K6	FZTKX	(8.74)%
FID FREEDOM 2055 K6	FCTKX	(8.68)%
FID FREEDOM 2060 K6	FVTKX	(8.69)%
FID FREEDOM INC K6	FYTKX	(1.71)%
FID TOTAL BOND K6	FTKFX	(0.77)%
VANG VMMR-FED MMKT	VMFXX	(1.78)%

Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control

The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans and arrangements assuming a qualifying termination if a termination or change in control occurred on December 31, 2018, the last business day of our 2018 fiscal year. A description of the provisions governing such payments under our agreements and any material conditions or obligations applicable to the receipt of payments is described below under “Severance Arrangements and Restrictive Covenants.”

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. These include accrued but unpaid salary and distributions of plan balances under our 401(k) savings plan.

Name	Cash Severance Payment ($)(1)	Continuation of Group Health Coverage ($)(2)	Accrued but Unused Vacation ($)(3)	Value of Time Option and Performance Option Acceleration ($)(4)	Value of Restricted Stock Unit and Stock Option Acceleration ($)(5)	Total ($)
Vicente Reynal
Qualifying Termination	1,870,260	22,896	—	—	318,918	2,212,074
Change in Control	—	—	—	—	—	—
Qualifying Termination and Change in Control	1,870,260	22,896	—	—	1,275,732	3,168,888
Philip T. Herndon
Qualifying Termination	409,000	22,896	—	—	79,735	511,631
Change in Control	—	—	—	509,846	—	509,846
Qualifying Termination and Change in Control	409,000	22,896	—	509,846	318,938	1,260,681
Andrew Schiesl
Qualifying Termination	949,900	22,896	—	—	53,804	1,026,600
Change in Control	—	—	—	—	—	—
Qualifying Termination and Change in Control	949,900	22,896	—	—	215,277	1,188,073
Neil D. Snyder
Qualifying Termination	351,000	22,896	—	—	31,882	405,778
Change in Control	—	—	—	169,955	—	169,955
Qualifying Termination and Change in Control	351,000	22,896	—	169,955	127,567	671,418
Enrique Miñarro Viseras
Qualifying Termination	389,331	—	—	—	88,671	478,002
Change in Control	—	—	—	535,591	—	535,591
Qualifying Termination and Change in Control	389,331	—	—	535,591	354,746	1,279,668
(1)	Cash severance payment includes the following:
•	Mr. Reynal - continued payment in substantially equal monthly installments over a 12-month period of the sum of (x) his annual base salary and (y) his annual incentive award under the MIP earned in fiscal 2017.
•	Mr. Herndon - continued payment in substantially equal monthly installments over a 12-month period of his annual base salary.
•	Mr. Schiesl - continued payment in substantially equal monthly installments over a 12-month period of the sum of (x) his annual base salary and (y) his annual incentive award under the MIP earned in fiscal 2017.
•	Mr. Snyder - continued payment in substantially equal monthly installments over a 12-month period of the sum of his annual base salary earned in fiscal 2017.
•	Mr. Miñarro Viseras - twelve months’ notice in the event of his termination, with the option to terminate him immediately with a lump sum payment of twelve months’ salary
(2)	With respect to Messrs. Reynal, Herndon, Schiesl and Snyder, reflects the cost of providing continued group health coverage (on the same basis as actively employed employees of the Company), subject to the executive’s electing to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for a period of 12 months, assuming 2018 rates.

(3)	Amounts reported in this column reflect zero accrued but unused vacation days for each of our NEOs.
(4)	Immediately prior to a Change in Control, all of our NEOs’ unvested Time Options granted prior to our IPO would vest and become immediately exercisable. In addition, immediately prior to a Change in Control, all of our NEOs’ Performance Options would vest and become immediately exercisable but only if, and to the extent that, KKR achieves (x) a Sponsor IRR of 22.5% and (y) a Sponsor MOIC of 2.5. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Terms of Equity Awards.” The amount reported in the table assumes that our Sponsor achieves the required Sponsor IRR and Sponsor MOIC.
(5)	Unvested RSUs and Options granted to our NEOs in 2018 vest and, in the case of options, become immediately exercisable upon a termination without Cause (as defined below) within two years of a Change in Control. See “Treatment of Outstanding Equity Awards in the Event of Termination of Employment or Change in Control―Equity Awards Granted in 2018” below.

Transition Agreement – Mr. Herndon

On February 27, 2019, in connection with Mr. Herndon’s departure from the Company, we entered into a transition agreement (the “Transition Agreement”) with Mr. Herndon. Under the Transition Agreement, subject to Mr. Herndon’s continued compliance with the restrictive covenants and his non revocation of the release and waiver of claims therein, he is entitled to (all values determined as of the date of the Transition Agreement):

•	a cash severance payment in the amount $639,830 payable in (i) ten equal monthly installments of $34,083 and (ii) a lump sum of $299,000;
•	subject to his electing to receive benefits under COBRA, continued group health coverage (on the same basis as actively employed employees of the Company) for ten months following his termination date (or, if earlier, through the date that he becomes employed by another employer and eligible for health insurance coverage at such employer) ($11,654);
•	pursuant to the terms of the respective grant agreements, accelerated vesting of his outstanding restricted stock units (“RSUs”) and options granted pursuant to our 2017 Omnibus Incentive Plan that would have vested on the next vesting date following his termination date ($103,908); and
•	continued vesting of his outstanding options granted pursuant to our 2013 Stock Incentive Plan in accordance with their terms following his termination date as if he remained an employee of the Company ($860,295).

Under the Transition Agreement, Mr. Herndon is subject to various restrictive covenants; Mr. Herndon also continues to be subject to the covenants in his Management Stockholder’s Agreement.

Mr. Herndon is also entitled to distribution of amounts held by him under the Excess Contribution Plan. See “—Non-Qualified Deferred Compensation – Fiscal 2018.”

Severance Arrangements and Restrictive Covenants

We entered into offer letters with each of our NEOs, other than Mr. Miñarro Viseras, that contain severance terms. As discussed above under “Compensation Discussion and Analysis―Compensation Actions Taken in 2018,” in February 2018, we amended the terms of Mr. Miñarro Viseras’ employment agreement to increase his termination benefits, and in October 2018 we entered into a new employment agreement with Mr. Miñarro Viseras (which also includes such increase in termination benefits). His new employment agreement requires that we provide twelve months’ notice in the event of his termination, with the option to terminate him immediately with a lump sum payment of twelve months’ salary.

Messrs. Reynal and Schiesl

Under the terms of their offer letters, if the Company terminates either of Messrs. Reynal’s or Schiesl’s employment without Cause (as defined below) or either of Messrs. Reynal or Schiesl terminates his employment with us for Good Reason (as defined below), subject in Mr. Reynal’s case to his continued compliance with the restrictive covenants in his management equity agreements, in Mr. Schiesl’s case to certain provisions in the Severance Plan, and in either case to the NEO’s execution of a customary waiver and release agreement, he will be entitled to receive:

•	Continued payment over a 12-month period (the “Severance Period”) of the sum of (x) his annual base salary and (y) the annual incentive award under the MIP, if any, earned in respect of our fiscal year preceding the fiscal year in which the termination date occurs, payable in substantially equal monthly installments over the Severance Period; and

•	Continued group health coverage (on the same basis as actively employed employees of the Company), subject to the NEO’s electing to receive benefits under COBRA, for 12 months following the date his employment terminates (or, if earlier, through the date the NEO becomes employed by another employer and eligible for health insurance coverage at such employer).

Mr. Snyder

In February 2018, we increased Mr. Snyder’s termination benefits to more closely align with market practices. Under the terms of Mr. Snyder’s offer letter, if the Company terminates Mr. Snyder’s employment without Cause or if Mr. Snyder terminates his employment with us for Good Reason, subject to Mr. Snyder’s continued compliance with the restrictive covenants in his management equity agreements and his execution of a customary waiver and release agreement, he will be entitled to receive:

•	Continued payment over a 12-month period (the “Severance Period”) of his annual base salary earned in respect of our fiscal year preceding the fiscal year in which the termination date occurs, payable in substantially equal monthly installments over the Severance Period; and
•	Continued group health coverage (on the same basis as actively employed employees of the Company), subject to his electing to receive benefits under COBRA, for 12 months following the date his employment terminates (or, if earlier, through the date that he becomes employed by another employer and eligible for health insurance coverage at such employer).

Mr. Herndon

Under the terms of Mr. Herndon’s offer letter, if the Company terminated Mr. Herndon’s employment without Cause or if Mr. Herndon terminated his employment with us for Good Reason, subject to Mr. Herndon’s continued compliance with the restrictive covenants in his management equity agreements and his execution of a customary waiver and release agreement, he would have been entitled to receive:

•	Continued payment over a 12-month period (the “Severance Period”) of his annual base salary, payable in substantially equal monthly installments over the Severance Period; and
•	Continued group health coverage (on the same basis as actively employed employees of the Company), subject to his electing to receive benefits under COBRA, for 12 months following the date his employment terminates (or, if earlier, through the date that he becomes employed by another employer and eligible for health insurance coverage at such employer).

In addition to the payments described above, each of our NEOs is entitled to receive a distribution of all vested amounts under our Excess Contribution Plan. See “―Non-Qualified Deferred Compensation Fiscal 2018.”

For purposes of each of the severance arrangements described above:

“Cause” means the occurrence of any of the following with respect to an NEO: (1) a material breach by the NEO of the terms of the Company’s policies, the terms of which have previously been provided to such NEO; (2) any act of theft, misappropriation, embezzlement, fraud or similar conduct by the NEO involving the Company or any of its affiliates; (3) the NEO’s failure to act in accordance with any specific lawful instructions given to the NEO by the board of directors (or any committee thereof) in connection with the performance of the NEO’s duties for the Company or any subsidiary of the Company, which continues beyond ten (10) business days after a written demand for substantial performance is delivered to the NEO by the Company (the “Cure Period”); (4) any damage of a material nature to the business or property of the Company or any affiliate caused by NEO’s willful or grossly negligent conduct which continues beyond the Cure Period (to the extent that, in the board of directors’ reasonable judgment, such breach can be cured); (5) any intentional misconduct by the NEO which is reasonably likely to be materially damaging to the Company without a reasonable good faith belief by the NEO that such conduct was in the best interests of the Company; (6) the conviction or the plea of nolo contendere or the equivalent in respect of any felony or a misdemeanor involving an act of dishonesty, moral turpitude, deceit, or fraud by the NEO; or (7) a knowing and material breach of any written agreement with the Company to which the NEO is a party, which continues beyond the Cure Period (to the extent that, in the board of directors’ reasonable judgment, such breach can be cured). A termination for Cause shall be effective when the Company has given the NEO written notice of its intention to terminate for Cause, describing those acts or omissions that are believed to constitute Cause, and has given the NEO the Cure Period within which to respond.

“Good Reason” means any of the following actions if taken without an NEO’s prior written consent (which will be deemed to have been given if the NEO does not provide written notification of an event described in clauses (1) and (2) within 90 days after the NEO knows or has reason to know of the occurrence of any such event): (1) a material adverse change in the NEO’s position causing it to be of materially less stature, responsibility, or authority or the assignment to the NEO of any material duties inconsistent with the customary duties of the NEO’s position, in each case without the NEO’s written consent (provided that if, after an initial public offering of equity securities of the Company, at a later date the Company or its successor entity ceases to be a publicly traded entity, such fact shall not constitute a change in the NEO’s existing position); (2) the relocation of the offices at which the NEO is principally employed to a location which is more than 50 miles from the offices at which the NEO is principally employed immediately prior to such relocation; or (3) a reduction, without the NEO’s written consent, in the NEO’s base salary or the target bonus amount the NEO is eligible to earn under the MIP; provided, however, that nothing herein shall be construed to guarantee the NEO’s MIP award payable for any fiscal year if the applicable performance targets are not met; and provided, further, that it shall not constitute Good Reason if the Company makes an appropriate pro rata adjustment to the applicable amount payable and targets under the MIP in the event of a change in the fiscal year.

Notwithstanding the foregoing, any event described in clauses (1) or (2) above must be an event that would result in a material negative change in the Executive’s employment relationship with the Company and thus effectively constitute an involuntary termination of employment for purposes of Section 409A of the Code.

Treatment of Outstanding Equity Awards in the Event of Termination of Employment or Change in Control

The Time Option and Performance Option awards we granted to our NEOs prior to our initial public offering as well as the RSU and option awards we granted to our NEOs in 2018 provide for accelerated vesting in the event of certain qualifying terminations of employment as described below and/or, in certain circumstances described below, in connection with a change in control.

Equity awards granted prior to our initial public offering

Effect of Change in Control on Vesting of Options. Immediately prior to any Change in Control (as defined below), any unvested portion of the Time Options shall vest and become immediately exercisable as to 100% of such Time Options. In addition, immediately prior to any Change in Control, the Performance Options shall vest and become immediately exercisable as to 100% of such Performance Options but only if, and to the extent that, as of such Change in Control, KKR achieves (x) a Sponsor IRR (as defined below) of 22.5% and (y) a Sponsor MOIC (as defined below) of 2.5x. No option will become exercisable as to any additional shares of the Company’s common stock following the termination of employment of an NEO for any reason and any option that is unexercisable as of the NEO’s termination of employment will immediately expire without payment.

For purposes of the foregoing:

“Sponsor IRR” means, as of a Change in Control, the cumulative internal rate of return of KKR, excluding any fees paid to KKR or expenses reimbursed to KKR from time to time (“Sponsor Fees”), on KKR’s aggregate investment in the Company determined on a fully diluted basis, assuming inclusion of all shares of the Company’s common stock underlying all then outstanding Time Options and Performance Options.

“Sponsor MOIC” means, as of a Change in Control, the result obtained by dividing (i) the cash consideration received by KKR (other than any Sponsor Fees) as of the Change in Control by (ii) the aggregate amount of cash invested in (and the initial gross asset value of any property (other than money) contributed to) the Company by KKR, directly or indirectly, from time to time in respect of such investment.

A “Change in Control” means, (i) in one or a series of related transactions, the sale of all or substantially all of the assets of the Company to any person (or group of persons acting in concert), other than to (x) KKR or one or more of its controlled affiliates or (y) any employee benefit plan (or trust forming a part thereof) maintained by the Company or its controlled affiliates; or (ii) a merger, recapitalization, or other sale by the Company, KKR, or any of their respective affiliates, to a person (or group of persons acting in concert) of the Company’s common stock that results in more than 50% of the common stock of the Company (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include

(x) KKR or its affiliates or (y) an employee benefit plan (or trust forming a part thereof) maintained by the Company or its controlled affiliates; and in any event of clause (i) or (ii), which results in KKR and its controlled affiliates or such employee benefit plan ceasing to hold the ability to elect a majority of the members of the Company’s board of directors.

Expiration of Vested Options. Except as provided in the Management Stockholder’s Agreement described below under “Transactions with Related Persons—Arrangements with Our Executive Officers, Directors and Advisors—Management, Director and Advisor Stockholder’s Agreements,” all vested options will expire upon the earliest to occur of the following events: (1) the tenth anniversary of the date such options were granted, so long as the NEO remains employed with the Company through such date; (2) the first anniversary of the termination of the NEO’s employment with the Company because of death or Disability (as defined in the option award agreement); (3) one hundred eighty (180) days after the termination of the NEO’s employment with the Company without Cause (as defined in the option award agreement) (except due to death or Disability) or the NEO’s resignation for Good Reason (as defined in the option award agreement); (4) the date the NEO’s employment is terminated by the Company for Cause; or (5) thirty (30) days after the NEO’s employment is terminated by the NEO without Good Reason. In addition, at the discretion of the Company, options may be cancelled at the effective date of a merger, consolidation, or other transaction or capital change of the Company, in accordance with the terms of the 2013 Stock Incentive Plan, in exchange for a payment (payable in cash or other consideration depending on the terms of the transaction) per share equal to the excess, if any, of (x) the per share consideration paid to shareholders of the Company in the transaction over (y) the exercise price of the option.

Equity awards granted in 2018

Effect of Qualifying Termination on Vesting of Options and RSUs. In the event of an NEO’s termination without Cause (as defined below) or Approved Retirement (as defined below), such NEO’s outstanding RSUs and options that would have vested on the first vesting date otherwise scheduled to occur immediately following the date of such termination without Cause or Approved Retirement will vest as of the date of such termination without Cause or Approved Retirement, as applicable. In the event of an NEO’s death or Disability (as defined in the 2017 Omnibus Incentive Plan), such NEO’s outstanding RSUs and options that would have vested on the first and second vesting date otherwise scheduled to occur immediately following the date of such death or Disability shall vest as of the date of death or Disability. Notwithstanding the foregoing, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the NEO’s jurisdiction that would likely result in the favorable treatment that applies to the RSUs and options if the NEO’s termination occurs as a result of NEO’s Approved Retirement being deemed unlawful and/or discriminatory, the Company may determine that the NEO’s Retirement (as defined below) is no longer an Approved Retirement.

Effect of a Change in Control on Vesting of Options and RSUs. In the event of an NEO’s termination without Cause during the two-year period following a Change in Control (as defined in our 2017 Omnibus Incentive Plan), all of such NEO’s outstanding RSUs and options will immediately vest as of the date of such termination without Cause.

For purposes of the foregoing:

“Approved Retirement” means a Retirement that occurs following the NEO’s receipt of written confirmation by the Company that such Retirement will be designated as an “Approved Retirement” for purposes of the 2017 Omnibus Incentive Plan.

“Cause” means the NEO’s (A) willful neglect in the performance of the NEO’s duties for the Company or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the NEO’s employment or service with the Company, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group (as defined in the 2017 Omnibus Incentive Plan); (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (D) engaging in any act of moral turpitude, illegality or harassment, whether or not such act was committed in connection with the NEO’s services to the Company Group; (E) material violation of the Company’s Code of Conduct or any other written policies of the Company, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company; (F) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any other member of the Company Group; or (G) act of personal dishonesty that involves personal profit in connection with the NEO’s employment or service to the Company.

“Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the NEO’s employment or service with the Company for Cause; or (iii) a breach by the NEO of any restrictive covenant by which such NEO is bound, including, without limitation, the covenants contained in the applicable award agreement.

“Retirement” means the NEO’s termination of employment with the Company as a result of the NEO’s voluntary resignation on or after the date on which the NEO has reached age 62 and has completed at least 10 years of service with the Company Group.

Director Compensation in Fiscal 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)		Total ($)
Brandon F. Brahm	—	—	—		—
Elizabeth Centoni(3)	—	—	—		—
William P. Donnelly	100,000	—		(2)	100,000
John Humphrey(4)	75,000	125,002	—		200,000
Marc E. Jones(5)	—	—	—		—
William E. Kassling	75,000	—		(2)	75,000
Michael V. Marn	75,000	—		(2)	75,000
Peter M. Stavros	—	—	—		—
Nickolas Vande Steeg	75,000	—		(2)	75,000
Joshua T. Weisenbeck	—	—	—		—
(1)	Represents the aggregate grant date fair value of stock awards granted during 2018 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The aggregate number of restricted stock units outstanding as of December 31, 2018 for Mr. Humphrey was 3,899. These restricted stock units vested in full on February 22, 2019.
(2)	In May 2017, we granted 44,799 time-vesting options to Mr. Donnelly (the “Donnelly Time Options”) to purchase shares of our common stock at an exercise price of $20.00 per share. All of the Donnelly Time Options are fully vested and exercisable. In December 2013, we granted 57,534 time-vesting options (the “Director Time Options”) to purchase shares of our common stock at an exercise price of $8.16 per share to each non-employee director who was not associated with KKR: Messrs. Kassling, Marn and Vande Steeg. All of the Director Time Options are fully vested and exercisable.
(3)	Ms. Centoni joined our Board of Directors in December 2018.
(4)	Mr. Humphrey joined our Board of Directors in February 2018.
(5)	Mr. Jones joined our Board of Directors in December 2018.

Description of Director Compensation

This section contains a description of the material terms of our compensation arrangements for our non-employee directors in 2018.

Directors Associated with KKR

Our non-employee directors associated with KKR, including Messrs. Brahm, Stavros and Weisenbeck, received no compensation for their service on our Board of Directors in 2018.

Messrs. Donnelley, Humphrey, Jones, Kassling, Marn and Vande Steeg and Ms. Centoni

Following a competitive market assessment of non-employee director compensation conducted by Pearl Meyer, the Board adopted the following director compensation program beginning in 2018 for each of our non-employee directors not associated with KKR:

•	Annual cash retainer of $75,000, payable quarterly in arrears and prorated for any partial year of service;

•	Additional annual cash retainer of $25,000 payable quarterly in arrears for serving as the chairperson of our Audit Committee or $12,500 payable quarterly in arrears for serving as the chairperson of our Compensation Committee, prorated, in each case, for any partial year of service; and
•	An annual equity award having a fair market value of $125,000 payable in restricted stock units which vests on the anniversary of the grant date.

Our directors were not paid any fees for attending meetings, however, our directors are reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings. Because each of our non-employee directors not associated with KKR other than Mr. Humphrey serving at the time the board of directors adopted the foregoing director compensation program was granted an equity award at or before our initial public offering, it was determined that such directors would not receive their first equity awards under the newly-adopted director compensation program until 2019.

While our directors who served prior to 2018 did not receive their first annual equity grant until 2019, in February 2018 Mr. Humphrey received an award of restricted stock units having a fair market value of $125,000 which vests on the anniversary of the grant date.

In connection with his election to our Board of Directors, Mr. Donnelly received the Donnelly Time Options, a grant of options under the 2013 Stock Incentive Plan with a fair value of $400,000 and vesting and becoming exercisable in equal parts on December 31, 2017 and December 31, 2018.

In addition, in December 2013, we granted each of Messrs. Kassling, Marn and Vande Steeg 57,534 Director Time Options pursuant to the 2013 Stock Incentive Plan. Prior to our initial public offering, we also gave our non-employee directors not associated with KKR the opportunity to make investments in our common stock, subject to satisfaction of applicable securities law requirements, and each of Messrs. Marn and Vande Steeg has done so.

The Director Time Options vested and became exercisable with respect to 20% of such Director Time Options on December 31st of each of 2014, 2015, 2016, 2017 and 2018, subject to the director’s continued service through such date.

Vested Director Time Options and Donnelly Time Options expire upon the earliest to occur of the following events: (1) the tenth anniversary of the date such options were granted; (2) the first anniversary of the cessation of the director’s service to the Company because of death or Disability (as defined in the option award agreement); (3) one hundred eighty (180) days after the cessation of the director’s service to the Company without Cause (as defined in the option award agreement) (except due to death or Disability); (4) the date the director’s service is terminated by the Company for Cause; or (5) pursuant to the repurchase rights in the Director Stockholder’s Agreement described below. In addition, at the discretion of the Company, options may be cancelled at the effective date of a merger, consolidation, or other transaction or capital change of the Company, in accordance with the terms of the 2013 Stock Incentive Plan, in exchange for a payment (payable in cash or other consideration depending on the terms of the transaction) per share equal to the excess of (x) the per share consideration paid to stockholders of the Company in the transaction over (y) the exercise price of the option.

The Director Time Options and the Donnelly Time Options will not become exercisable as to any additional shares following the cessation of director’s service to the Company for any reason except in connection with a Change in Control. Notwithstanding the foregoing, immediately prior to any Change in Control (as defined in “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control―Treatment of Outstanding Equity Awards in the Event of Termination of Employment or Change in Control―Equity awards granted prior to our initial public offering”), any unvested portion of the Director Time Options and Donnelly Time Options shall vest and become immediately exercisable as to 100% of such Time Options.

In connection with their option awards, each of Messrs. Donnelly, Kassling, Marn and Vande Steeg became party to a Director Stockholder’s Agreement.

Under the Director Stockholder’s Agreement, shares of our common stock beneficially owned by our directors are generally nontransferable prior to the earlier of (i) a Change in Control or (ii) the fifth anniversary of the effective date of the applicable Director Stockholder’s Agreement.

Our directors party to a Director Stockholder’s Agreement have limited “piggyback” registration rights with respect to shares of our common stock, provided that in lieu of piggyback rights where such rights would otherwise be available, our Board of Directors, in its sole discretion, may elect to waive the transfer restrictions (other than any such restrictions contained in an underwriters’ lock-up or in connection with a public offering) on the number of shares of Common Stock that would have been subject to such piggyback rights.

Pursuant to the terms of the Director Stockholder’s Agreement, the directors party to such agreement are subject to covenants not to (1) disclose confidential information, (2) solicit customers and certain employees, consultants and independent contractors of the Company, (3) compete with the Company and (4) disparage the Company.

Stock Ownership and Retention Policy

Our directors are also subject to the stock ownership guidelines and retention policy described under “Compensation Discussion and Analysis―Other Compensation Practices that Align Our NEOs to Our Stockholders―Stock Ownership and Retention Policy.”

Compensation Committee Interlocks and Insider Participation

During 2018, our Compensation Committee was composed of Messrs. Stavros, Vande Steeg and Weisenbeck. None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (“Item 402(u)”), the Company is providing the following information regarding the relationship of the median of the annual total compensation of all of our employees (except Vicente Reynal, our Chief Executive Officer (“CEO”)), to the annual total compensation of Mr. Reynal, calculated in a manner consistent with Item 402(u). For 2018, our last completed fiscal year:

•	The median of the annual total compensation of all of our employees, excluding our CEO, was $61,278.
•	The annual total compensation of our CEO was $5,705,349.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees except our CEO was 93:1.

We determined that, as of November 30, 2018, our employee population consisted of 6,656 individuals, including full time, part time, and temporary employees.

To identify our “median employee” from this employee population, we obtained annual base salary and target annual bonus information as of November 30, 2018 from our internal payroll records for each employee in our employee population. We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base. Base salary amounts for employees located outside the United States and compensated in currencies other than U.S. dollars were converted to U.S. dollars based on the average annual exchange rate for 2018. We then ranked the resulting annual base salary plus target annual bonus amounts for all of the employees in the employee population other than our CEO to determine our median employee. Once we identified our median employee, who is an engineer in our Industrials Group, we combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for the Summary Compensation Table and converted amounts in Euros to U.S. dollars based on the average annual exchange rate for 2018. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table set forth above in this proxy statement.

OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of March 13, 2019 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

As of March 13, 2019, there were 200,408,868 shares of our common stock outstanding.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Beneficial Owners of More than 5%
Investment funds affiliated with KKR(1)	70,671,135	35.3%
Artisan Partners(2)	10,426,745	5.2%
The Vanguard Group(3)	11,450,706	5.7%
T. Rowe Price(4)	18,073,291	9.0%
Directors and Named Executive Officers:
Vicente Reynal(5)	1,694,403	*
Philip T. Herndon(5)	722,674	*
Andrew Schiesl(5)	431,213	*
Neil D. Snyder(5)	319,953	*
Enrique Miñarro Viseras(5)	87,291	*
Michael A. Weatherred	—	—
Peter M. Stavros(6)	—	—
Brandon F. Brahm(6)	—	—
Elizabeth Centoni		*
William P. Donnelly(5)	87,801	*
John Humphrey	3,899	*
Marc E. Jones		*
William E. Kassling(5)	387,510	*
Michael V. Marn(5)	57,533	*
Nickolas Vande Steeg(5)	234,427	*
Joshua T. Weisenbeck(6)	—	—
All directors and executive officers as a group (16 persons)(5)	3,403,993	1.7%
*	Less than 1 percent
(1)	Includes 70,671,135 shares directly owned by KKR Renaissance Aggregator L.P. KKR Renaissance Aggregator GP LLC, as the general partner of KKR Renaissance Aggregator L.P., KKR North America Fund XI L.P., as the sole member of KKR Renaissance Aggregator GP LLC, KKR Associates North America XI L.P., as the general partner of KKR North America Fund XI L.P., KKR North America XI Limited, as the general partner of KKR Associates North America XI L.P., KKR Fund Holdings L.P., as the sole shareholder of KKR North America XI Limited, KKR Fund Holdings GP Limited, as a general partner of KKR Fund Holdings L.P., KKR Group Holdings L.P., as the sole shareholder of KKR Fund Holdings GP Limited and a general partner of KKR Fund Holdings L.P., KKR Group Limited, as the general partner of KKR Group Holdings L.P., KKR & Co. L.P., as the sole shareholder of KKR Group Limited, KKR Management LLC, as the general partner of KKR & Co. L.P., and Messrs. Henry R. Kravis and George R. Roberts, as the designated members of KKR Management LLC may be deemed to be the beneficial owners having shared voting and investment power with respect to the shares described in this footnote. The principal business address of each of the entities and persons identified in this paragraph, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(2)	Beneficial ownership information is based on information contained in the Schedule 13G filed on February 7, 2019 on behalf of Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”) and Artisan Partners Asset Management Inc. (“APAM”). According to the schedule, included in the shares of our common stock listed above as beneficially owned by Artisan Partners are 9,358,417 shares over which APLP, Artisan Investments, Artisan Holdings and APAM have shared voting power and 10,426,745 shares over which APLP, Artisan Investments, Artisan Holdings and APAM have shared dispositive power. According to the schedule, Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments; Artisan Investments is the general partner of APLP; APAM is the general partner of Artisan Holdings. According to the schedule, the shares reported above as beneficially owned by Artisan Partners have been acquired on behalf of discretionary clients of APLP. Persons other than APLP are entitled to receive all dividends from, and proceeds from the sale of, those shares. According to the schedules, none of those persons, to the knowledge of APLP, Artisan Holdings, APAM, or Artisan Investments has an economic interest in more than 5% of the class. The principal business address of each of APLP, Artisan Investments, Artisan Holdings and APAM is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(3)	Beneficial ownership information is based on information contained in the Schedule 13G filed on February 11, 2019 on behalf of The Vanguard Group and its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. According to the schedule, included in the shares of our common stock listed above as beneficially owned by The Vanguard Group are 64,440 shares over which The Vanguard Group has sole voting power, 19,334 shares over which The Vanguard Group has shared voting power, 11,380,039 shares over which The Vanguard Group has sole dispositive power and 70,667 shares over which The Vanguard Group has shared dispositive power. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Beneficial ownership information is based on information contained in the Schedule 13G filed on February 14, 2019 on behalf of T. Rowe Price Associates, Inc. (“Price Associates”). According to the schedule, included in the shares of our common stock listed above as beneficially owned by T. Rowe Price, are 6,233,815 shares over which Price Associates has sole voting power and 18, 073,291 shares over which Price Associates has sole dispositive power. According to the schedule, Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. According to the schedule, not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Associates. The principal business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(5)	The number of shares reported includes shares covered by options that are exercisable within 60 days as follows: Mr. Reynal, 1,462,377; Mr. Herndon, 553,106; Mr. Schiesl, 431,213; Mr. Snyder, 291,692; Mr. Miñarro Viseras, 81,643; Mr. Donnelly 44,799; Mr. Kassling, 57,533; Mr. Marn, 57,533; Mr. Vande Steeg, 57,533; all directors and executive officers as a group, 2,575,534.
(6)	The principal business address of each of Messrs. Stavros, Weisenbeck and Brahm is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s principal accounting officer and persons who beneficially own more than 10% of a company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the principal accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and KKR, we believe that our executive officers, directors and KKR complied with all Section 16(a) filing requirements during 2018.

TRANSACTIONS WITH RELATED PERSONS

Arrangements with Our Executive Officers, Directors and Advisors

We have entered into letter agreements with certain members of management, including each of our executive officers, and our directors and certain advisors, pursuant to which such individuals agreed to invest in our stock and/or through the purchase of our shares with cash. In addition, our Board of Directors granted options to purchase shares of our common stock to certain members of management and key employees, including to our executive officers. In connection with the grants of new options described above, the participating members of our management, including our executive officers, were required to enter into a Management Stockholder’s Agreement as well as a stock option agreement, as applicable.

Below is a brief summary of the principal terms of the Management Stockholder’s Agreements, the Director Stockholder’s Agreements and the Advisor Stockholder’s Agreements, which are qualified in their entirety by reference to the agreements themselves, forms of which are filed as exhibits to our Annual Report on Form 10-K.

Management, Director and Advisor Stockholder’s Agreements

The Management Stockholder’s Agreements impose significant restrictions on transfers of shares of our common stock. Generally, shares held by our management are nontransferable by any means at any time prior to the earlier of (i) the occurrence of a Change in Control (as defined in the Management Stockholder’s Agreements) or (ii) the later to occur of (a) the fifth anniversary of the execution of the applicable Management Stockholder’s Agreement or (b) the consummation of an Initial Public Offering (as defined in the Management Stockholder’s Agreements). These transfer restrictions are subject to certain exceptions, including transfers approved by our Board of Directors; transfers upon the death or Disability (as defined in the Management Stockholder’s Agreements) of the holder; transfers to immediate family members or estate planning vehicles, provided such transferees become party to the applicable Management Stockholder’s Agreement; or repurchases of such shares by the Company.

Additionally, management stockholders have limited “piggyback” registration rights with respect to certain registered offerings conducted by the Company. The maximum number of shares of common stock which a management stockholder may register is generally proportionate with the percentage of common stock being sold by certain affiliates of KKR (relative to their holdings thereof). The Management Stockholder’s Agreements also contain certain lock-up provisions in the event that any shares are offered to the public pursuant to an effective registration statement under the Securities Act.

The Director Stockholder’s Agreements and Advisor Stockholder’s Agreements are substantially similar to the Management Stockholder’s Agreements. In addition to certain exceptions to transfer restrictions related to piggyback rights available to Management Stockholders, the Director and Advisor Stockholder’s Agreements further provide that in lieu of piggyback registration rights in connection with a public offering in which such piggyback rights would otherwise be available, the Board of Directors may waive transfer restrictions with respect to the number of shares that would have been subject to such piggyback rights.

Arrangements with KKR

Stockholders Agreement

In connection with our initial public offering, we entered into a stockholders agreement with certain affiliates of KKR. This agreement grants affiliates of KKR the right to nominate to our Board of Directors a number of designees equal to: (i) at least a majority of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors; (ii) at least 40% of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 40% but less than 50% of the shares of our common stock entitled to vote generally in the election of our directors; (iii) at least 30% of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 30% but less than 40% of the shares of our common stock entitled to vote generally in the election of our directors; (iv) at least 20% of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 20% but less 30% of the shares of our common stock entitled to vote generally in the election of our directors; and (v) at least 10% of the total number of directors comprising our Board of Directors at such time as long as affiliates of KKR beneficially own at least 5% but less than 20% of the shares of our common stock entitled to vote generally in the election of our directors. For purposes of calculating the number of directors that affiliates of KKR are entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of our Board of Directors (e.g., one and one quarter (1 ¼) directors shall equate to two directors). In addition, in the event a vacancy on the Board of Directors is created by the death, disability, retirement or resignation of a Sponsor director designee, affiliates of KKR shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new Sponsor director-designee. In addition, the stockholders agreement grants to KKR special governance rights, for as long as KKR maintains ownership of at least 30% of our outstanding common stock, including rights of approval over certain corporate and other transactions such as mergers or other transactions involving a change in control and certain rights regarding the appointment of our chief executive officer.

Registration Rights Agreement

In connection with the KKR Transaction, certain affiliates of KKR entered into a registration rights agreement with us. In connection with the completion of our initial public offering, we and KKR entered into an amended and restated registration rights agreement. The amended and restated registration rights agreement grants such affiliates of KKR the right to cause us to register shares of our common stock held by it under the Securities Act and, if requested, to use our reasonable best efforts (if we are not eligible to use an automatic shelf registration statement at the time of filing) to maintain a shelf registration statement effective with respect to such shares. Certain affiliates of KKR are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. The amended and restated registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify certain affiliates of KKR and members of management participating in any offering against certain liabilities, which may arise under the Securities Act, the Exchange Act, any state securities law or any rule or regulation thereunder applicable to us.

Indemnification Agreement

In connection with the KKR Transaction, we also entered into a separate indemnification agreement with KKR and certain of its affiliates, which provides customary exculpation and indemnification provisions in favor of KKR and such affiliates in connection with the services provided to us under monitoring, transaction fee and syndication fee agreements we entered into with KKR or otherwise.

Relationship with KKR Capstone Americas LLC

We have utilized and may continue to utilize KKR Capstone Americas LLC and/or its affiliates (“KKR Capstone”), a consulting company that works exclusively with KKR’s portfolio companies, for consulting services, and have paid to KKR Capstone related fees and expenses. KKR Capstone is not a subsidiary or affiliate of KKR. KKR Capstone operates under several consulting agreements with KKR and uses the “KKR” name under license from KKR.

Relationship with KKR Credit

Since 2014, investment funds or accounts managed or advised by the global credit business of KKR (“KKR Credit”) were participating lenders under our existing credit agreements and holders of notes issued by us, and as of December 31, 2018, had received in aggregate principal payments of approximately $0.47 million and interest payments of approximately $1.3 million (in each case, converted from Euros to U.S. dollars at an exchange rate of 1.1798, which was the average monthly translation rate for 2018). As of December 31, 2018, investment funds or accounts managed or advised by KKR Credit held a position in the debt of the Company.

Financing Arrangements with Related Parties

In May 2018, KKR Capital Markets LLC acted as an underwriter in connection with an offering of Company’s stock by certain selling stockholders, and earned underwriter discounts and commissions of approximately $6.0 million.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person transaction policy.” Our related person transaction policy requires that (a) any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) be approved or ratified by an approving body comprised of the disinterested members of our Board of Directors or any committee of the Board of Directors (provided that a majority of the members of the Board of Directors or such committee, respectively, are disinterested) and (b) any employment relationship or transaction involving an executive officer and any related compensation be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval. In connection with the review and approval or ratification of a related person transaction:

•	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;
•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;
•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and
•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Internal Revenue Code.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2020 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, Gardner Denver Holdings, Inc., 222 East Erie Street, Suite 500 Milwaukee, Wisconsin 53202. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2020 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before November 27, 2019. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2020, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2020, such a proposal must be received on or after January 10, 2020, but not later than February 9, 2020. In the event that the date of the Annual Meeting of Stockholders to be held in 2020 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2020 and not later than the later of the 90th day prior to such Annual Meeting of Stockholders to be held in 2020 or ten (10) calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2020 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Andrew Schiesl
Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.gardnerdenver.com) and click on “SEC Filings” under the “Investors” heading.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2018, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary
Gardner Denver Holdings, Inc.
222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GDI2019**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E65496-P19906

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GARDNER DENVER HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

1. To elect the three Class II director nominees

Nominees:

	For	Withhold
1a. Vicente Reynal	☐	☐
1b. John Humphrey	☐	☐
1c. Joshua T. Weisenbeck	☐	☐

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as Gardner Denver Holdings, Inc.'s independent registered public accounting firm for 2019.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

E65497-P19906

GARDNER DENVER HOLDINGS, INC.
Annual Meeting of Stockholders
May 9, 2019 10:00 a.m. CDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Andrew Schiesl and Neil D. Snyder, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of GARDNER DENVER HOLDINGS, INC. held of record by the undersigned at the close of business on March 13, 2019 that the undersigned is/are entitled to vote if personally present at the Annual Meeting of Stockholders and further authorize(s) such proxies to vote such shares in their discretion upon such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof. The undersigned hereby acknowledge(s) receipt of the Proxy Statement. The undersigned hereby revoke(s) all proxies heretofore given by the undersigned to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side